AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FAIRMOUNT HOLDINGS, INC.,

FAIRMOUNT MERGER SUB, INC.,

ACCEL ENTERTAINMENT, INC.,

and

Robert V. Vitale, an individual, solely in his capacity as the Shareholder Representative

Dated as of July 12, 2024

EXHIBITS

Exhibit A Form of Voting and Support Agreement
Exhibit B Form of Escrow Agreement
Exhibit C Form of Articles of Merger (Illinois)
Exhibit D Form of Surviving Corporation Articles of Incorporation
Exhibit E Title Policy Documents
Exhibit F Accredited Investor Questionnaire

SCHEDULES
Schedule 2.9(a) Net Working Capital and Exchange Ratio Illustration
Schedule 2.11(a)(x) Indebtedness Holders
Schedule 5.3(c)(iii) Consents
Schedule 8.2(a)(ix) Indemnification Matters
Schedule 8.2(a)(x) Other Indemnification Matters

COMPANY DISCLOSURE SCHEDULES

Section 1.1(a) Permitted Liens
Section 3.1(b) Licensed/Qualified Jurisdictions
Section 3.1(c) Board of Directors and Officers
Section 3.2 Subsidiary Licensed/Qualified Jurisdictions
Section 3.4 Material Contraventions
Section 3.5 Shareholders/Ownership Interests
Section 3.5(c) Equity-Related Employee Benefit Plan
Section 3.6 Company Financial Statements
Section 3.7(a) Undisclosed Liabilities
Section 3.7(b) Absence of Certain Events
Section 3.8(a) Material Contracts
Section 3.9(a) Proceedings
Section 3.10(b) Permits
Section 3.11(a) Owned Real Property
Section 3.11(b) Owned Real Property Impairments/Occupancies
Section 3.11(c)(i) Leased Real Property
Section 3.11(c)(ii) Lease Agreements
Section 3.11(d) Leases Contraventions
Section 3.11(e) Landlord Leases
Section 3.12(a) Owned Intellectual Property Registrations
Section 3.12(b) Licensed Intellectual Property
Section 3.12(c) Other Intellectual Property
Section 3.12(k) Data Privacy
Section 3.13 Insurance Coverage
Section 3.14(a) Company Employees
Section 3.14(b) Contingent Workers
Section 3.14(c)(i) Current Collective Bargaining Agreements and Negotiations
Section 3.14(c)(ii) Collective Bargaining Relationships and Agreements
Section 3.14(d) Compliance with Labor Laws
Section 3.14(g) Potential Claims
Section 3.15(a) Company Benefit Plans
Section 3.15(c) Defined Benefit, Multiple Employer, Multiemployer Plans
Section 3.15(e) Affordable Care Act Compliance
Section 3.15(f) Company Benefit Plan Claims
Section 3.15(g) Multiemployer Liability Issues

Section 3.15(l) Transaction Payments
Section 3.16 Environmental Matters
Section 3.17(o) Power of Attorney
Section 3.18 Tangible Personal Property
Section 3.19 Top Suppliers
Section 3.20 Interested Party Transactions
Section 3.21(a) Indebtedness
Section 3.21(b) PPP Loans
Section 3.22 Restrictions on Business Activities
Section 3.23 Banking Relationships
Section 5.1(b) Ordinary Course of Business Exceptions

PARENT DISCLOSURE SCHEDULES
Section 4.2 Regulatory Approvals
Section 4.3 Material Contraventions

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of July 12, 2024, by and among ACCEL ENTERTAINMENT, INC., a Delaware corporation (the “Parent”), FAIRMOUNT MERGER SUB, INC., an Illinois corporation and an indirect wholly-owned subsidiary of the Parent (“Merger Sub”), FAIRMOUNT HOLDINGS, INC., an Illinois corporation (the “Company”), and Robert V. Vitale, an individual, solely in his capacity as the representative, agent and attorney-in-fact of the Shareholders (the “Shareholder Representative”). Certain capitalized terms used in this Agreement are defined in Section 1.1.
RECITALS
A.The boards of directors of each of the Parent, Merger Sub and the Company believe it is in the best interests of each company and its respective shareholders that the Parent acquire the Company (and thereby indirectly acquire the Company’s wholly-owned Subsidiary, Fairmount Park, Inc. (d/b/a FanDuel Sportsbook and Horse Racing), a Delaware corporation (“Fairmount Park, Inc.”)) by means of the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.
B.Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, each share of Company Common Stock shall be converted into the right to receive Parent Common Stock.
C.Concurrently with the execution and delivery of this Agreement by the Parties (and by the Shareholder Representative), the Company shall deliver Voting and Support Agreements, in the form attached hereto as Exhibit A (each, a “Voting and Support Agreement”), to the Parent, executed by Shareholders owning a sufficient number of shares of Company Common Stock to approve this Agreement and the Merger under the Illinois Business Corporation Act (the “IBCA”) and the Organizational Documents of the Company but in any event owning not less than ninety percent (90%) of all issued and outstanding shares of Company Common Stock.
D.Concurrently with or immediately following the execution and delivery of this Agreement by the Parties (and by the Shareholder Representative), the shareholders of the Company holding, in the aggregate, 100% of the issued and outstanding Company Common Stock are irrevocably approving and adopting this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby pursuant to a written consent (the “Shareholder Consent”).
E.For U.S. federal income Tax purposes, the Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code; that the Parent, Merger Sub and the Company are each “a party to the reorganization” as defined in Treasury Regulations sections 1.368-2(f); and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Treasury Regulations sections 1.368-2(g) and 1.368-3(a).

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties (including the Shareholder Representative), intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS; INTERPRETATION
Section 1.1    Certain Defined Terms. As used in this Agreement, the terms below shall have the following meanings.
“401(k) Plan” has the meaning specified in Section 5.5(e).
“Accredited Investor Questionnaire” means the Accredited Investor Questionnaire in the form attached as Exhibit F hereto.
“Adjusted Closing Cash” means (i) the amount of Closing Cash, plus (ii) the amount, if any, by which the amount of the Closing Net Working Capital exceeds the amount of the Target Net Working Capital, minus (iii) the amount, if any, by which the amount of the Closing Net Working Capital is less than the amount of the Target Net Working Capital, minus (iv) the Indebtedness Amount, minus (v) the Transaction Expenses Amount, plus (vi) the amount of any Racino Expenses paid by the Company or its Subsidiary as provided in Section 5.1(a). For avoidance of doubt, the Adjusted Closing Cash may be a positive or a negative number.
“Adjustment Merger Shares” means the quotient of “A” divided by “B”, where “A” equals the amount of the Adjusted Closing Cash, and where “B” equals the Parent Closing Trading Price. For avoidance of doubt, the number of Adjustment Merger Shares may be a positive or a negative number.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“Aggregate Merger Shares” means the number of Base Merger Shares plus the number of Adjustment Merger Shares (which number of Adjustment Merger Shares may be a positive or a negative number).
“Agreement” has the meaning specified in the first paragraph of this Agreement.
“Applicable Law” means, with respect to any Person, all applicable transnational, domestic or foreign, federal, state, municipal or local laws, rules, regulations, ordinances, directives, statutes, treaties, conventions and other agreements between states or between states and other supranational bodies, rules of common law, and any other requirements having the effect of law, and any Order of any Governmental Authority having jurisdiction with respect to such Person, including, for the avoidance of doubt, all Gaming Laws.

“Balance Sheet Date” has the meaning specified in Section 3.6.
“Base Merger Shares” means 3,456,119 shares of Parent Common Stock.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the Applicable Laws of the United States of America or the State of Illinois.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended, and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, regardless of the date enacted, adopted, issued or implemented, and any legislative or regulatory guidance issued pursuant to such Applicable Law.
“Closing” has the meaning specified in Section 2.2.
“Closing Cash” means the aggregate amount of all cash, cash equivalents and marketable securities held by the Company and its Subsidiary determined in accordance with GAAP (“Cash”) as of 11:59 p.m., Central time, on the day immediately preceding the Closing Date, excluding (i) any Cash, wherever located and however held, where usage of such Cash is restricted by Applicable Law or Contract, (ii) Cash representing a liability to customers and other parties in respect of chips, tickets, bets, held jackpots or the like, (iii) Cash equal to the amount of all outstanding checks, wires and drafts that have not yet cleared, (iv) if such Cash is not domiciled in the United States of America or is domiciled in the United States of America, but is restricted in any manner whatsoever, then the amount of the fees, costs, expenses, interest, penalties, reductions, withholdings, and/or Taxes or other levies imposed on with respect to, and/or related to, the repatriating, distributing, and/or transferring of such Cash to, and/or removing any restrictions and/or limitations on, the use of such Cash in, the United States of America, and including checks, wires, and drafts actually received by the Company or its Subsidiary, whether or not cleared.
“Closing Date” has the meaning specified in Section 2.2.
“Closing Net Working Capital” means the Net Working Capital as of 11:59 p.m., Central time, on the day immediately preceding the Closing Date.
“Closing Statement” has the meaning specified in Section 2.9(a).
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar Applicable Law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means each Contract between the Company and/or its Subsidiary on the one hand, and any labor organization, trade union, guild shop committee, employee association or other group, on the other hand, in respect of or affecting Company Employees.
“Company” has the meaning specified in the first paragraph of this Agreement.

“Company Benefit Plan” means any Employee Benefit Plan that is adopted, sponsored, maintained, contributed to, or required to be contributed to by the Company or its Subsidiary, or with respect to which the Company or its Subsidiary has, or would reasonably be expected to have, any Liability.
“Company Common Stock” means shares of common stock, $1.00 par value per share, of the Company.
“Company Compliance Certificate” has the meaning specified in Section 6.1(b).
“Company Disclosure Schedules” has the meaning specified in Article III.
“Company Employee” means any individual who is employed, whether full time or part time, by the Company or its Subsidiary.
“Company Financial Statements” has the meaning specified in Section 3.6.
“Company Fundamental Representations” means those representations and warranties set forth in Sections 3.1(a) and 3.1(b) (Organization and Authority; Good Standing), the first three sentences of Section 3.2 (Subsidiaries), Section 3.4 (Non-Contravention), Section 3.5 (Capitalization), the first sentence of Section 3.18 (Tangible Property), Section 3.20 (Interested Party Transactions), Section 3.21 (Indebtedness; PPP Loans) and Section 3.25 (Financial Advisors).
“Company Material Adverse Effect” means any change, event, development, condition, violation, occurrence or effect that (a) would materially impair or delay the ability of the Company to consummate the transactions contemplated by this Agreement or (b) has, or would reasonably be expected to have, a material adverse effect on the business, results of operations, assets (including intangible assets), liabilities or condition (financial or otherwise) of the Company and its Subsidiary (taken as a whole), except to the extent such material adverse effect under this clause (b) results from or is attributable to: (i) any change in the economy or securities or financial markets in general in the United States; (ii) any change that generally affects the gaming industries and horse racing industries in Illinois; (iii) any earthquakes, armed hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) any global health conditions (including any epidemic, pandemic, or other outbreak of illness, including as a result of the COVID-19 virus or other virus or disease); (v) the effect of any changes in Applicable Laws or GAAP accounting rules; or (vi) any failure by the Company or its Subsidiary to meet any projections, forecasts or revenue or earnings projections (provided that the facts and circumstances underlying any such failure may, except as may be provided in clauses (i) through (v), be considered in determining whether a Company Material Adverse Effect has occurred); provided, however, that such matters in the case of clauses (i), (ii), (iii), (iv) and (v) shall be taken into account in determining whether there has been or is a Company Material Adverse Effect to the extent of any disproportionate impact on the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiary (taken as a whole) relative to other similarly situated Persons engaged in any business similar to the business engaged in by the Company and its Subsidiary.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of August 15, 2023, between Fairmount Park, Inc. and the Parent.
“Contract” means any oral or written contract, indenture, note, bond, lease, license, commitment, obligation, instrument, arrangement, understanding or other agreement to which a Person is legally bound or to which its assets or properties are subject and any amendments or supplements thereto.
“Covered Employees” has the meaning specified in Section 5.5(b).
“Data Protection Law” means any Applicable Law or industry self-regulatory program, including but not limited to PCI-DSS, concerning the collection, use, analysis, retention, storage, protection, transfer, disclosure, disposal or processing of Personal Information.
“Designated Contacts” has the meaning specified in Section 5.2(a).
“Effective Time” has the meaning specified in Section 2.2.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and any other retirement, pension, profit-sharing, deferred compensation, employment, offer letter, consulting, severance, separation, transaction, change in control, retention, incentive, bonus, commission, equity purchase, equity ownership, equity or equity-linked incentive, vacation, paid time off, supplemental unemployment benefit, disability, compensation, health or welfare, fringe benefit or other benefit or compensatory plan, program, practice, policy, fund, agreement or arrangement, whether formal or informal and whether written or unwritten.
“Environmental Laws” means any and all Applicable Laws relating to pollution, protection of the environment, or the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, remediation of, or exposure to any Hazardous Materials.
“Equity Interest” means any share, share capital, capital stock, equity interest, partnership, membership, joint venture or similar interest in any Person and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person with whom the Company or its Subsidiary is at any relevant time treated as a single employer under Section 414 of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.
“Escrow Agent” means Wilmington Trust, National Association.
“Escrow Agreement” means the Escrow Agreement, in the form attached hereto as Exhibit B (with such changes, if any, as the Escrow Agent may reasonably request), to be entered into on the Closing Date among the Parent, the Shareholder Representative and the Escrow Agent, providing for the establishment of the Escrow Fund.
“Escrow Fund” has the meaning specified in Section 2.8(a).

“Escrow Shares” has the meaning specified in Section 2.8(a).
“Estimated Aggregate Merger Shares” has the meaning specified in Section 2.7.
“Estimated Exchange Ratio” has the meaning specified in Section 2.7.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means a number of shares of Parent Common Stock equal to the quotient of “A” divided by “B”, where “A” equals the Aggregate Merger Shares, and where “B” equals 77,500.01 (which is the total number of shares of Company Common Stock issued and outstanding as of the date hereof and which shall be the total number of shares of Company Common Stock issued and outstanding as of the Effective Time).
“Fraud” means, with respect to any Person, common law fraud in the state of Delaware in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, “Fraud” shall not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on ordinary negligence.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Gaming Activities” means the conduct of gaming and gambling activities, whether conducted in person, via a mobile device, online or over the internet, or the ownership or use of gaming devices, equipment and supplies in the operation of a racetrack, off-track betting facility, or other enterprise, including, without limitation, sports betting, pari-mutuel machines, gaming tables, lottery, sports and race wagering systems, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems and related and associated equipment and supplies.
“Gaming Laws” means any federal, state, local or foreign statute, ordinance (including zoning), rule, regulation, permit (including land use), consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to Gaming Activities or the current or contemplated activities and operations of the Company and its Subsidiary.
“Governmental Authority” means any transnational, national or foreign federal, state, municipal or local government (including any subdivision, court, tribunal, administrative agency, regulatory body or commission or other authority thereof), or any quasi-governmental, self-regulated or private body exercising any regulatory, importing or other governmental or quasi-governmental authority, including the Illinois Gaming Board, the Illinois Racing Board, any Taxing Authority and any arbitrator or arbitral court or tribunal of competent jurisdiction.
“Hazardous Materials” means (i) each chemical, substance, material or waste listed, designated, classified or regulated as a hazardous waste, hazardous substance, hazardous material, a pollutant, a contaminant, a toxic substance, or words of similar import and regulatory effect, under any applicable Environmental Law, and (ii) any petroleum or petroleum products or byproducts or constituents thereof, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.
“IBCA” has the meaning specified in the Recitals.
“Improvements” has the meaning specified in Section 3.11(f).
“Incidental Licenses” means: (a) Contracts that include a non-exclusive intellectual property license, but the primary purpose of the Contracts is not licensing intellectual property rights, such as, but not necessarily limited to, standard end-user licenses and terms of service or use entered into in the ordinary course of business, professional service agreements, and contracts for the use of IT Systems; and (b) non-exclusive licenses to generally available commercial software offered for license to the public on standard terms.
“Indebtedness” of any Person means, without duplication: (i) all liabilities of such Person for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes (convertible or otherwise) or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital (other than performance bonds and letters of credit (except to the extent drawn or called) entered into in the ordinary course of business); (ii) all liabilities of such Person for the deferred purchase price of property or services (including the maximum amount of any earnout or similar payment obligations of the Company or its Subsidiary, whether or not payable as of the date of this Agreement); (iii) all liabilities or obligations of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are classified and accounted for as capital leases or finance leases, except for leases previously treated as operating leases prior to the adoption of FASB ASC 842; (iv) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i)-(iii) above to the extent of the obligation secured; (v) all Pre-Closing Taxes (other than Taxes of the Shareholders); (vi) all termination, pre-payment, balloon or similar fees or payments (including penalties) on account of any of the liabilities described in clauses (i)-(v) above; and (vii) all guarantees by such Person of any liabilities of a third party of a nature, to the extent of the obligation guaranteed. For the avoidance of doubt, Indebtedness shall not include (a) any amounts included in Transaction Expenses, (b) any amounts included in the calculation of Net Working Capital as current liabilities, or (c) any deferred revenue that has been recorded on the books and records of the Company or its Subsidiary.
“Indebtedness Amount” means the sum of the aggregate amount of all outstanding Indebtedness (including principal and accrued and unpaid interest) of the Company and its Subsidiary as of immediately prior to the Closing, including any penalties or premiums that would be associated with the full repayment and retirement of such Indebtedness (whether prior to or following the Closing).
“Indemnity Pro Rata Percentage” has the meaning set forth in the Voting and Support Agreements.
“Intellectual Property Rights” means any and all intellectual property rights and assets, and all rights, interest and protections that are associated with or similar to the foregoing, anywhere in the world, whether registered or unregistered, including all: (a) trademarks, service marks, trade names, rights in logos, design marks, trade dress, fictitious and other business names, brand names, and any other indicia of source, together with all goodwill associated with any of the foregoing, and all registrations, applications, and renewals related to any of the foregoing (collectively, “Trademarks”); (b) patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements; (c) copyrights, copyrightable subject matter, works of authorship (including software, website content, and marketing materials), whether registered or unregistered, and whether or not published, including all rights of authorship, use, publication, reproduction, distribution, performance, preparation of derivative works, transformation, and rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations, and all registrations, applications, and renewals in connection with any of the foregoing; (d) domain names and social media identifiers; (e) confidential and proprietary information and all rights therein, formulas, designs, devices, technology, discoveries, improvements, business and technical information and know-how, research and development, inventions, tools, methods, processes, compositions, data bases, data collections, whether or not any of the foregoing rise to the level of a trade secret under applicable Law, trade secrets, and any other information that derives value from not being generally known (collectively, “Proprietary Information”); (f) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; and (g) actions and rights to sue at law or in equity for past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.
“IRS” means the Internal Revenue Service.
“IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company and its Subsidiary.
“knowledge of the Company” or “the Company’s knowledge” or any other similar knowledge qualification in this Agreement means the knowledge of Melissa Helton, William Stiritz, Robert Vitale and Connie Reames upon reasonable inquiry.
“knowledge of the Parent” or “the Parent’s knowledge” or any other similar knowledge qualification in this Agreement means the knowledge of Andy Rubenstein, Matthew Ellis, Derek Harmer and Mark Phelan upon reasonable inquiry.
“Landlord Leases” means all leases, subleases, and other agreements (written or oral) pursuant to which the Company or its Subsidiary conveys or grants to any Person a leasehold or sub-leasehold estate or other interest in any Real Property or portion thereof, including the right to all security deposits and other amounts and instruments deposited with or for the benefit of the Company or its Subsidiary.

“Leased Improvements” has the meaning specified in Section 3.11(f).
“Leased Real Property” means all leasehold or sub-leasehold estates and other rights to use or occupy, any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or its Subsidiary.
“Leases” has the meaning specified in Section 3.11(c).
“Liability” means any liabilities, indebtedness, deficiencies, expenses, guaranties, endorsements, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, actual, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Licensed Intellectual Property Rights” means all Intellectual Property Rights that the Company or its Subsidiary is licensed to use in the conduct of the business of the Company and its Subsidiary as presently conducted.
“Lien” means, with respect to any property or asset, any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention and any other security agreement or arrangement, and any community property interest, equitable interest, easement, encroachment, condition, right of way, option, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, in respect of such property or asset.
“Losses” means any losses, claims, Liabilities, Taxes, fines, damages, payments (including those arising out of any settlement or judgment relating to any Proceeding), penalties, costs, expenses and fees, including court costs and reasonable outside attorneys’ and accountants’ fees and expenses; provided, however, the term “Losses” shall not include any punitive damages except to the extent such damages are imposed against, and paid by, an indemnified party pursuant to a third party claim.
“Material Contracts” has the meaning specified in Section 3.8(a).
“Merger” has the meaning specified in the Recitals.
“Merger Sub” has the meaning specified in the first paragraph of this Agreement.
“Multiemployer Plan” means a “multiemployer plan” (as defined in Section 3(37) of ERISA) that is maintained, contributed to, or required to be contributed to, by the Company or its Subsidiary or with respect to which the Company, its Subsidiary or any of their respective ERISA Affiliates has or would reasonably be expected to have any Liability.
“Net Working Capital” means (i) the current assets of the Company and its Subsidiary set forth in the line item categories of current assets included in the illustration of the calculation of Net Working Capital set forth in Schedule 2.9(a), minus (ii) the current liabilities of the Company and its Subsidiary set forth in the line item categories of current liabilities the included in the illustration of the calculation of Net Working Capital set forth in Schedule 2.9(a), in each case calculated as of 11:59 p.m., Central time, on the day immediately preceding the Closing Date.

“Neutral Accountant” means a certified public accounting firm mutually agreed upon by the Parent and the Shareholder Representative.
“Order” means any binding order, decree, judgment, award, ruling, injunction, assessment or writ of any Governmental Authority having jurisdiction (in each such case whether preliminary or final).
“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; (d) in the case of a Person that is a trust, the applicable trust documents; and (e) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company, natural person or trust, its governing instruments as required or contemplated by the laws of its jurisdiction of organization, and in each case of (a) through (e), any and all amendments or supplements thereto.
“Outside Date” has the meaning specified in Section 7.1(b).
“Owned Intellectual Property Rights” means all Intellectual Property Rights owned, or purported to be owned, by the Company or its Subsidiary.
“Owned Real Property” has the meaning specified in Section 3.11(a).
“Ownership Interest” means, with respect to each Shareholder, such Shareholder’s percentage ownership interest in the Company, as set forth in Section 3.5 of the Company Disclosure Schedules.
“Parent” has the meaning specified in the first paragraph of this Agreement.
“Parent 401(k) Plan” has the meaning specified in Section 5.5(e).
“Parent Change in Control” means (a) any consolidation or merger of Parent with or into any other Person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of Parent immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization, or (b) any transaction or series of related transactions to which Parent is a party, or any tender offer, in each case in which in excess of fifty percent (50%) of Parent’s voting power is transferred.
“Parent Closing Trading Price” means the volume weighed average of the trading price of one share of Parent Common Stock on The New York Stock Exchange over the 20-consecutive trading days ending on and including the second trading day immediately preceding the Closing Date (for avoidance of doubt, the foregoing calculation shall be determined by dividing the aggregate trading prices of all shares of Parent Common Stock traded during such 20-day period by the total number of shares of Parent

Common Stock traded during such period). For purposes of illustration only, the Parent Closing Trading Price would be $10.07 if it was calculated assuming that the date hereof was the Closing Date.
“Parent Compliance Certificate” has the meaning specified in Section 6.2(b).
“Parent Common Stock” means Class A-1 common stock, par value $0.001 per share, of the Parent.
“Parent Disclosure Schedules” has the meaning specified in Article IV.
“Parent Fundamental Representations” means those representations and warranties set forth in Section 4.1 (Organization and Authority), Section 4.5 (Capitalization), and Section 4.9 (Financial Advisors).
“Parent Material Adverse Effect” means any change, event, development, condition, violation occurrence or effect that (a) would materially impair or delay the ability of the Parent or Merger Sub to consummate the transactions contemplated by this Agreement or (b) has, or would reasonably be expected to have, a material adverse effect on the business, results of operations, assets (including intangible assets), liabilities or condition (financial or otherwise) of the Parent and its Subsidiaries (taken as a whole), except to the extent such material adverse effect under this clause (b) results from or is attributable to: (i) any change in the economy or securities or financial markets in general in the United States; (ii) any change that generally affects the gaming industries and horse racing industries in Illinois; (iii) any earthquakes, armed hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) any global health conditions (including any epidemic, pandemic, or other outbreak of illness, including as a result of the COVID-19 virus or other virus or disease); (v) the effect of any changes in Applicable Laws or GAAP accounting rules; or (vi) any failure by the Parent to meet any projections, forecasts or revenue or earnings projections (provided that the facts and circumstances underlying any such failure may, except as may be provided in clauses (i) through (v), be considered in determining whether a Parent Material Adverse Effect has occurred); provided, however, that such matters in the case of clauses (i), (ii), (iii), (iv) and (v) shall be taken into account in determining whether there has been or is a Parent Material Adverse Effect to the extent of any disproportionate impact on the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Parent and its Subsidiaries relative to other similarly situated Persons engaged in any business similar to the business engaged in by the Parent and its Subsidiaries.
“Parent SEC Reports” means all schedules, forms, statements, documents or reports filed or furnished by the Parent with the Securities and Exchange Commission, as the case may be, since January 1, 2023, together with all exhibits and schedules thereto and all information incorporated therein by reference.
“Parties” means and include all of the Persons executing this Agreement; provided, however, the Shareholder Representative shall not be deemed to be a “Party”.
“Payment Direction Certificate” has the meaning specified in Section 2.7.

“PCI DSS” means the Payment Card Industry Data Security Standard and any PCI DSS or card brand rules or regulations.
“Permits” has the meaning specified in Section 3.10(b).
“Permitted Liens” means (a) mechanics, materialmen’s and substantially similar Liens incurred in the ordinary course of business with respect to any amounts not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) Liens securing rental payments not yet delinquent under capital lease agreements, (d) Liens on Owned Real Property (including easements, covenants, rights of way and similar restrictions of record) that (i) are matters of public record, or (ii) would be disclosed by a current, accurate survey of such real property, which (in the case of any such Lien described under this clause (d)) do not, individually or in the aggregate, materially impair or interfere with the ownership or operation of such Owned Real Property, taken as a whole, or the operation of the business as currently conducted thereon, (e) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property but which are not violated by the use or occupancy of such real property or the operation of the business of the Company, (f) Liens constituting a Landlord Lease, (g) Liens not created by Company or any Subsidiary that affect the underlying fee interest of any Leased Real Property, including master leases or ground leases, (h) statutory or similar liens of landlords arising under any Lease, and (i) Liens described in Section 1.1(a) of the Company Disclosure Schedules.
“Person” means any individual, firm, corporation or other corporate body (wherever incorporated), partnership, limited liability company, association, joint venture, trust, works council or employee representative body (whether or not having separate legal personality) or other entity or organization, including a government, state or agency of a state or a Governmental Authority.
“PPP Loans” means that certain (a) U.S. Small Business Administration loan number 5283727207 granted to the Company by Simmons Bank under the Paycheck Protection Program in the principal amount of $911,200 which was forgiven in full on March 3, 2021, and (b) U.S. Small Business Administration loan number 5670398505 granted to the Company by Simmons Bank in the principal amount of $743,484.77 which was forgiven in full on July 30, 2021.
“Personal Information” means any information about, relating to, describing, reasonably capable of being associated with, or reasonably linked, directly or indirectly to a particular identified or identifiable natural person, including but not limited to, information or data that: (a) can be used to identify, contact, or locate a specific individual, (b) reasonably can be used in conjunction with other personal or identifying information to identify or locate a specific individual, or (c) is otherwise is subject to any Applicable Law, or regulation.
“Pre-Closing Taxes” means (a) any Taxes of the Shareholders, (b), any and all Taxes of the Company and its Subsidiary attributable to any Pre-Closing Tax Period, (c) any and all withholding,

payroll, social security, unemployment or similar Taxes attributable to any payments that are contingent upon or payable as a result of the transactions contemplated by this Agreement, (d) fifty percent (50%) of all Transfer Taxes imposed on or payable by the Company or its Subsidiary as a result of the transactions contemplated by this Agreement as provided in Section 2.6(d), (e) any and all Taxes of any affiliated, consolidated, combined or unitary group imposed on or payable by the Company or its Subsidiary by reason of the Company or its Subsidiary being a member of such affiliated, consolidated, combined or unitary group on or before the Closing Date, and (f) any and all Taxes of any Person imposed on or payable by the Company or its Subsidiary as a transferee or successor, by Contract or otherwise (other than pursuant to any agreements entered into in the ordinary course of business and not primarily related to Taxes), which Taxes relate to a transaction occurring on or before the Closing Date.
“Pre-Closing Tax Period” has the meaning specified in Section 5.6(c).
“Proceedings” has the meaning specified in Section 3.9(a).
“R&W Insurance Policy” means a Buyer-Side Representation and Warranty Insurance Policy to insure the representations and warranties and/or certain other matters related to this Agreement.
“Racino Expenses” has the meaning specified in Section 5.1(a).
“Real Property” means, collectively, all of the Owned Real Property and Leased Real Property.
“Regulatory Approvals” has the meaning specified in Section 4.2.
“Regulatory Authorities” means any Governmental Authorities with regulatory control or jurisdiction over the Company or its Subsidiary, including the Illinois Gaming Board and the Illinois Racing Board.
“Remedies Exception” has the meaning specified in Section 3.1(a).
“Representatives” means, with respect to any Person, such Person’s officers, managers, directors, employees, consultants, advisors, and agents.
“Securities Act” means the Securities Act of 1933, as amended.
“Shareholder” means any holder of any Company Common Stock that is issued and outstanding immediately prior to the Effective Time. The name and Ownership Interest of each Shareholder is set forth in Section 3.5 of the Company Disclosure Schedules.
“Shareholder Representative” has the meaning specified in the first paragraph of this Agreement.
“Straddle Tax Period” means any taxable period beginning on or before and ending after the Closing Date.
“Subsidiary” means, with respect to a Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or similar governing body are at the time directly or indirectly owned by such first Person. For the avoidance of doubt, Fairmount Park, Inc. is a Subsidiary of the Company.

“Surviving Corporation” has the meaning specified in Section 2.1.
“Target Net Working Capital” means $1,270,000.
“Taxes” means (a) any and all U.S. federal, state, local or non-U.S. taxes, levies, duties other imposts in the nature of a tax, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise, and property taxes, as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance) or other similar assessment or charge in the nature of a tax (including withholding on amounts paid to or by any Person), together with any interest, and any penalties, additions to tax or additional amounts (whether disputed or not) imposed by any Taxing Authority (U.S. or non-U.S.) with respect thereto and (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being or have been a member of an affiliated, consolidated, combined, unitary, or similar group being a transferee of or successor to any Person, by contract (other than leases and commercial contracts entered into in the ordinary course of business and not primarily related to Taxes) or otherwise.
“Tax Return” means any return, statement, report, election, claim for refund, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed, in connection with the calculation, determination, assessment, claim for refund or collection of any Tax, with any Taxing Authority, including any amendment thereof or attachment thereto.
“Taxing Authority” means any Governmental Authority, taxing or other authority competent to impose any Tax liability, or assess or collect any Tax.
“Tax Contest” shall have the meaning set forth in Section 5.6(f).
“Title Company” shall have the meaning set forth in Section 5.9.
“Title Commitment” shall have the meaning set forth in Section 5.9.
“Title Policy” shall have the meaning set forth in Section 5.9.
“Transaction Agreements” means this Agreement, the Escrow Agreement, the Voting and Support Agreements, and any other agreement, document, instrument or certificate delivered pursuant to or specifically contemplated by this Agreement.
“Transaction Expenses” means (a) any and all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers and accounting, tax, financial advisory, environmental consultants and any data room provider) incurred by or on behalf of the Company or its Subsidiary (and whether payable prior to, at or after the Closing) in connection with this Agreement and the transactions contemplated hereby, (b) any bonus, severance, change-in-control payments or similar payment obligations (including payments with either “single-trigger” or “double-trigger” provisions) of the Company or its Subsidiary to Company Employees resulting from, or in connection with, the transactions contemplated hereby and entered into by the Company or its Subsidiary prior to the Closing, (c) all Transaction Payroll Taxes, (d) any employer matching contribution to participants in the Company’s or its Subsidiary’s 401(k) plan that becomes due in connection with any payments to the Shareholders contemplated by, or made in connection herewith, (e) any payments in connection with any change in control obligations of the Company or its Subsidiary to Company Employees resulting from or in connection with any of the transactions contemplated by this Agreement and entered into by the Company or its Subsidiary prior to the Closing, and (f) fifty percent (50%) of the premium and such other costs and expenses (including any underwriting fee and Taxes) paid directly to the underwriter in connection with the R&W Insurance Policy (but not to exceed $155,000).
“Transaction Expenses Amount” means an amount equal to all Transaction Expenses that have not been paid prior to the Closing, whether or not the Company or its Subsidiary has been billed for such expenses.
“Transaction Payroll Taxes” means the employer portion of payroll or employment Taxes incurred in connection with any bonuses, option cash-outs, or other compensatory payments made in connection with the transactions contemplated by this Agreement (including any such payments included in the definition of Transaction Expenses), whether payable by the Parent or the Company or its Subsidiary.
“Transfer Agent” means Broadridge Corporate Issuer Solutions.
“Transfer Taxes” has the meaning specified in Section 2.6(d).
“Treasury Regulations” means the final or temporary U.S. federal income tax regulations promulgated under the Code, as such tax regulations may be amended from time to time.
“Voting and Support Agreement” has the meaning specified in the first paragraph of this Agreement.
“WARN” means the United States Worker Adjustment and Retraining Notification Act and any similar Applicable Laws
Section 1.2    Rules of Interpretation. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
(a)Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(b)Dollars. Any reference in this Agreement to “$” or “Dollars” means United States dollars.
(c)Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. References to the transactions contemplated by this Agreement include the transactions contemplated by the other Transaction Agreements.
(d)Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(e)Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.
(f)Herein. The words such as “herein,” “hereby”, “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
(g)Including; Or. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. The words “or”, “any” or “either” are not exclusive.
(h)Statutes. References herein to a statute mean such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder.
(i)Joint Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Agreements and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(j)Made Available. Whenever this Agreement indicates that any document or information has been delivered to or made available to the Parent, such statement shall be deemed to be a statement that such document or information was uploaded to the electronic “data room” hosted by Datasite.com and titled “Project Arenado” at least two (2) days prior to the date hereof.

ARTICLE II
MERGER; MERGER CONSIDERATION

Section 2.1    The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the IBCA, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of the Parent. The surviving corporation following the Merger is hereinafter referred to as the “Surviving Corporation.”
Section 2.2    Effective Time. The closing of the Merger (the “Closing”) shall take place at 9:00 a.m., Central time, on the date which is two (2) Business Days after all of the conditions to closing set forth in Article VI are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date), or at such other time, date or manner as the Parent and the Company may mutually agree upon in writing. The date upon which the Closing is to occur is referred to herein as the “Closing Date”. The Parties shall cause the Merger to be consummated by filing on the Closing Date the Articles of Merger (in the substantially the form attached as Exhibit C hereto) with the Secretary of State of the State of Illinois, in accordance with the applicable provisions of the IBCA (the date and time the Merger becomes effective in accordance with the provisions of the IBCA is referred to herein as the “Effective Time”). Unless otherwise agreed to in writing by the Parties, the Parties shall cause the Effective Time to occur at 12:01 a.m., Central time, on the Closing Date. All deliveries and payments required to be made at the Closing shall be deemed to have been made simultaneously, and no such deliveries or payments shall be deemed completed and no document, instrument or certificate shall be deemed to have been delivered until all such deliveries and payments are made and all documents delivered. The Closing may be consummated by exchanging documents via facsimile, e-mail or overnight courier as determined by the Parties.
Section 2.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the IBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all restrictions, disabilities and duties of the Company and Merger Sub shall become the restrictions, disabilities and duties of the Surviving Corporation.
Section 2.4    Organizational Documents.
(a)Unless otherwise determined by the Parent prior to the Effective Time, the articles of incorporation of the Company shall be amended and restated as of the Effective Time as set forth in Exhibit D, and as so amended and restated shall be the articles of incorporation of the Surviving Corporation from and after the Effective Time, until thereafter amended in accordance with its terms and the IBCA.
(b)Unless otherwise determined by the Parent prior to the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with its terms, the IBCA and the articles of incorporation of the Surviving Corporation.
Section 2.5    Management.

(a)The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the IBCA and the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified.
(b)The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.
Section 2.6    Effect of Merger on Stock of Constituent Corporations.
(a)At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of shares of Company Common Stock, subject to the other provisions of this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall thereafter represent the right to receive a number of fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio; provided, however, that, as provided in Section 2.8(b) and Section 2.9(c), the Shareholders shall not be entitled to receive any fractional shares of Parent Common Stock in the Merger.
(b)From and after the Effective Time, the shares of Company Common Stock converted into the right to receive shares of Parent Common Stock in the Merger pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Shareholder shall thereafter cease to have any rights with respect any shares of Company Common Stock, except the right to receive the portion of the Aggregate Merger Shares to which such Shareholder is entitled.
(c)If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Parent Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Aggregate Merger Shares, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.6(c) shall be construed to permit the Parent to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement.
(d)All transfer, documentary, sales, use, stamp, value added, goods and services, excise, registration and other similar Taxes (including all applicable real estate transfer Taxes and stock transfer Taxes), and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (together, “Transfer Taxes”) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid fifty percent (50%) by the Parent and fifty percent (50%) by the Company when due, and the Person(s) required to do so under Applicable Law shall file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and if required by Applicable Law, the other Party shall and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Parties shall cooperate to minimize or eliminate any such Transfer Taxes to the maximum extent permitted by Applicable Law.
(e)Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.
(f)Each share of Company Common Stock that is owned by the Company immediately prior to the Effective Time (if any) shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.
Section 2.7    Payment Direction Certificate. Not less than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Parent a certificate signed by an officer of the Company (the “Payment Direction Certificate”), setting forth in reasonable detail the Company’s good faith best estimates of the following: (i) the amount of Closing Cash, (ii) the Closing Net Working Capital, (iii) the Indebtedness Amount, (iv) the Transaction Expenses Amount, (v) the amount of any Racino Expenses paid by the Company as provided in Section 5.1(a), (vi) based on the foregoing clauses (i) through (v), the amount of the Adjusted Closing Cash, (vii) the number of Adjustment Merger Shares, (viii) the number of Aggregate Merger Shares (the “Estimated Aggregate Merger Shares”), and (ix) the Exchange Ratio (the “Estimated Exchange Ratio”). The Payment Direction Certificate also shall specify, with respect to each Shareholder immediately prior to the Effective Time, (A) the name, address and contact information of each such Shareholder, (B) the total number of shares of Company Common Stock (and associated stock certificate numbers) held by such Shareholder, (C) the portion of the Estimated Aggregate Merger Shares (less any Escrow Shares) that such Shareholder is entitled to receive at Closing (rounded down to the nearest whole share) based on such Shareholder’s Ownership Interest, and (D) such Shareholder’s share of the Escrow Shares (if any). The Company shall make available to the Parent all records and working papers reasonably requested by the Parent to compute and verify the information set forth in the Payment Direction Certificate. The Payment Direction Certificate also shall specify the bank wire instructions for each Person entitled to receipt of any portion of the payments contemplated by Section 2.8. The Parent and Merger Sub shall be entitled to rely on the Payment Direction Certificate in making payments under this Article II, and the Parent and Merger Sub shall not have any Liability whatsoever with respect to the information or calculations relating to the Shareholders or the wire transfer instructions provided by the Company in the Payment Direction Certificate.

Section 2.8    Payment of Closing Merger Consideration, Indebtedness and Transaction Expenses. At the Closing, the Parent shall (in accordance with the Payment Direction Certificate):
(a)cause the Transfer Agent to deliver to the Escrow Agent ten percent (10%) of the Estimated Aggregate Merger Shares (the “Escrow Shares”) to be held by the Escrow Agent in a separate account (the “Escrow Fund”) as provided in the Escrow Agreement solely for the purposes described in Section 2.9(c) and Article VIII;
(b)(i) cause the Transfer Agent to register, in uncertificated book-entry form, in the name of each Shareholder the applicable portion of the Estimated Aggregate Merger Shares (less the Escrow Shares) specified for each such Shareholder in the Payment Direction Certificate (rounded down to the nearest whole share) and (ii) deliver to the Shareholder Representative an e-mail confirmation from the Transfer Agent confirming such issuance and registration as of the Closing Date;
(c)pay to the recipients thereof designated in the Payment Direction Certificate, the Indebtedness Amount with respect to which the Company has delivered to the Parent the payoff letters pursuant to Section 2.11(a)(xi); and
(d)pay to the recipients thereof designated in the Payment Direction Certificate, the Transaction Expenses Amount; provided, that any compensatory amounts subject to Tax withholding shall instead be paid by the Parent to the Company for further payment to such recipient, net of any applicable withholding.
Section 2.9    Post-Closing Adjustment.
(a)Closing Statement. Within ninety (90) days following the Closing Date, the Parent shall prepare and deliver to the Shareholder Representative a closing statement (the “Closing Statement”) setting forth calculations of (i) the amount of Closing Cash, (ii) the Closing Net Working Capital, (iii) the Indebtedness Amount, (iv) the Transaction Expenses Amount, (v) the amount of any Racino Expenses paid by the Company as provided in Section 5.1(a), (vi) based on the foregoing clauses (i) through (v), the amount of the Adjusted Closing Cash, (vii) the number of Adjustment Merger Shares, (viii) the number of Aggregate Merger Shares, and (ix) the Exchange Ratio. The Parties acknowledge and agree that Schedule 2.9(a) sets forth an illustration of the calculation of the Exchange Ratio (including the various line items of Net Working Capital) based upon the most recent balance sheet included in the Company Financial Statements.
(b)Disputes Regarding Closing Statement and Adjustments.
(i)Notice of Disagreement. If the Shareholder Representative disagrees with any portion of the Closing Statement (including any claim that any of the amounts or numbers set forth in the Closing Statement were calculated in a manner inconsistent with the terms of this Agreement), then the Shareholder Representative shall deliver to the Parent a written statement (the “Objections Statement”) specifying in reasonable detail the particulars of such disagreement within thirty (30) days after the Shareholder Representative’s receipt of the Closing Statement. If the Shareholder Representative fails to deliver an Objections Statement within such thirty (30) day period, then the Closing Statement shall become final and binding on all Parties. The Shareholder Representative and all Shareholders shall be deemed to have agreed with all amounts and items contained or reflected in the Closing Statement to the extent such amounts or items are not specifically disputed in the Objections Statement, if any. If the Shareholder Representative delivers an Objections Statement within such thirty (30) day period, then the Shareholder Representative and the Parent shall use reasonable efforts for a period of thirty (30) days after the Parent’s receipt of such Objections Statement (or such longer period as the Shareholder Representative and the Parent may mutually agree on) to resolve any such disagreements or disputes. During any such period of dispute, the Shareholder Representative and his Representatives shall have reasonable access, after signing customary confidentiality and non-reliance agreements relating to such access, to the working papers of the Company relating to the Closing Statement.
(ii)Independent Review. If, at the end of such period described in Section 2.9(b)(i), the Shareholder Representative and the Parent shall not have resolved all of the disagreements set forth on the Objections Statement, then the Shareholder Representative and the Parent shall promptly engage the Neutral Accountant to review the Closing Statement, the amounts set forth therein and the methodology of calculating the amounts set forth therein in accordance with the procedures described herein, and the Neutral Accountant shall resolve only those remaining disagreements regarding the foregoing items. The determination by the Neutral Accountant applying the procedures described herein shall be final, binding, and conclusive on the Parties and judgment may be entered thereon in a court of competent jurisdiction. The Shareholder Representative and the Parent shall make their respective submissions to the Neutral Accountant within thirty (30) days after selecting such firm. In making its determination pursuant to this Section 2.9(b)(ii), the Neutral Accountant (A) shall consider only the items from the Objections Statement that remain in dispute as of the time of such determination; (B) shall not assign a value to any item that remains in dispute greater than the greatest value for such disputed item assigned by the Parent, on the one hand, or the Shareholder Representative, on the other hand, or less than the smallest value for such disputed item assigned by the Parent, on the one hand, or the Shareholder Representative, on the other hand. The Shareholder Representative and the

Parent shall instruct the Neutral Accountant, acting as an expert and not as an arbitrator, to make its determination within thirty (30) Business Days after accepting its selection. The costs, fees and expenses of the Neutral Accountant shall be shared by the Shareholders and the Parent as follows: of the aggregate amount in dispute, (i) if the Neutral Accountant adopts the Shareholder Representative’s position absolutely, the Parent shall pay all such fees and expenses; (ii) if the Neutral Accountant adopts the Parent’s position absolutely, the Shareholders shall pay all such fees and expenses; and (iii) if the Neutral Accountant adopts a compromise between the two positions, then the Shareholders and the Parent shall share the fees and expenses in inverse proportion to the relative success of each party, with the more successful party bearing a proportionately smaller share of the costs, fees and expenses. The Parent shall actually pay all of the costs, fees and expenses of the Neutral Accountant and the Shareholders shall reimburse the Parent for their share of such costs, fees and expenses, if any, as described in Section 2.9(c).
(c)Adjustment of Merger Consideration.
(i)In the event that the number of Aggregate Merger Shares (as finally determined pursuant to Section 2.9) is greater than the number of Estimated Aggregate Merger Shares (such difference, the “Excess”), then not later than two (2) Business Days following the date on which the Closing Statement is completed and the calculations hereunder become final and binding on the Parties pursuant to Section 2.9, the Parent shall cause the Transfer Agent to register, in uncertificated book-entry form, an additional number of shares of Parent Common Stock equal to such Excess in the name of each Shareholder (based upon his, her or its respective Ownership Interest). The Parent shall deliver to the Shareholder Representative an e-mail confirmation from the Transfer Agent confirming such issuance and registration. No fractional shares of Parent Common Stock shall be issued to any Shareholder; instead, after aggregating all shares of Parent Common Stock issuable to such Shareholder as provided above in this clause (i), such number shall be rounded down to the nearest whole share.
(ii)In the event that the number of Aggregate Merger Shares (as finally determined pursuant to Section 2.9) is less than the number of Estimated Aggregate Merger Shares (such difference, the “Shortfall”), then not later than two (2) Business Days following the date on which the Closing Statement is completed and the calculations hereunder become final and binding on the Parties pursuant to Section 2.9, the Shareholder Representative and the Parent shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to transfer to the Parent the number of Escrow Shares in the Escrow Fund equal to such Shortfall (and, in the event the Shareholders shall be responsible for any of the fees and expenses of the Neutral Accountant pursuant to Section 2.9(b)(ii)), then such joint written instructions also shall direct the Escrow Agent to transfer to the Parent a number of Escrow Shares held in the Escrow Fund equal to the quotient of “A” divided by “B”, where “A” equals the amount of fees and expenses of the Neutral Accountant for which the Shareholders are responsible pursuant to Section 2.9(b)(ii), and where “B” equals the Parent Closing Trading Price (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events occurring after the Closing Date).
(iii)For the avoidance of doubt, any shares of Parent Common Stock issued or transferred in accordance with this Section 2.9(c) shall be (A) calculated using the Parent Closing Trading Price and (B) rounded down to the nearest whole share (if necessary, in the event of fractional shares).
Section 2.10    Securities Act Compliance.
(a)The shares of Parent Common Stock to be issued pursuant to this Agreement will not be registered under the Securities Act in reliance on the exemptions from the registration requirements of Section 5 of the Securities Act provided by Section 4(a)(2) of the Securities Act and/or Regulation D under the Securities Act.
(b)The shares of Parent Common Stock to be issued pursuant to this Agreement will be characterized as “restricted securities” for purposes of Rule 144 under the Securities Act, and each certificate representing any such shares shall, until such time that the shares are not so restricted under the Securities Act, bear applicable legends identical or similar in effect to the following legends (together with any other legend or legends required by applicable state securities laws or otherwise, if any) (and a stop-transfer shall be placed against transfer of such share certificate until such time that the shares are not so restricted):
Securities Act Legend:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.
Indemnity and Escrow Legend (with respect to certificates representing shares owned by Shareholders who sign a Voting and Support Agreement only):
“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO INDEMNITY AND ESCROW OBLIGATIONS SET FORTH IN THAT CERTAIN

ESCROW AGREEMENT, DATED AS OF [ ], BY AND AMONG ACCEL ENTERTAINMENT, INC. (THE “COMPANY”), ROBERT V. VITALE, AS SHAREHOLDER REPRESENTATIVE, AND WILMINGTON TRUST, NATIONAL ASSOCIATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”
(c) In addition, each certificate representing shares of Parent Common Stock issued to a Shareholder who signs a Voting and Support Agreement shall bear a legend identical or similar in effect to the following legend during such times as the restrictions in such Voting and Support Agreement remain effective:
Voting and Support Agreement Legend:
THE SALE, ASSIGNMENT OR OTHER TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE RESTRICTIONS SET FORTH IN THAT CERTAIN VOTING AND SUPPORT AGREEMENT, DATED AS OF JULY 12, 2024, BY AND BETWEEN ACCEL ENTERTAINMENT, INC. (THE “COMPANY”) AND THE HOLDER OF THE UNDERLYING SHARES OR HIS/HER/ITS PERMITTED ASSIGNS. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”
Section 2.11    Closing Deliveries.
(a)Deliveries by the Company. To effect the transactions contemplated by this Agreement, the Company shall, at the Closing, and as a condition to Closing, deliver to the Parent the following items, in each case duly executed or otherwise in proper form reasonably satisfactory to the Parent:
(i)the Escrow Agreement, duly executed by the Shareholder Representative and the Escrow Agent;
(ii)the Company Compliance Certificate;
(iii)a certificate of good standing of the Company issued by the Secretary of State of the State of Illinois and dated within five (5) Business Days prior to the Closing Date;
(iv)a certificate of good standing of Fairmount Park, Inc. issued by each of the Secretary of State of the State of Delaware and the Secretary of State of the State of Illinois, each dated within five (5) Business Days prior to the Closing Date;
(v)the articles of incorporation of the Company certified by the Secretary of State of the State of Illinois and dated within five (5) Business Days prior to the Closing Date;

(vi)the certificate of incorporation of Fairmount Park, Inc. certified by the Secretary of State of the State of Delaware and dated within five (5) Business Days prior to the Closing Date;
(vii)a certificate of an authorized officer of the Company, dated as of the Closing, certifying: (A) that attached thereto are true and complete copies of all of the Organizational Documents of the Company and Fairmount Park, Inc., (B) that attached thereto are true and complete copies of all resolutions adopted by the board of directors and Shareholders duly authorizing the execution, delivery and performance of this Agreement and the other Transaction Agreements to which the Company or its Subsidiary is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions duly adopted in accordance with the Company’s and its Subsidiary’s Organizational Documents in connection with the transactions contemplated hereby and thereby, and (C) the names and signatures of the officers of the Company and its Subsidiary authorized to sign this Agreement, the Transaction Agreements and the other documents to be delivered hereunder and thereunder;
(viii)the resignations from all directors of the Company and its Subsidiary and the resignations of any officers of the Company and its Subsidiary requested by Parent;
(ix)an executed Form W-9 from each of the Shareholders;
(x)payoff and release letters from the holders of the Indebtedness set forth on Schedule 2.11(a)(x) that (A) reflect the amounts required in order to pay in full such Indebtedness and (B) provide that, upon payment in full of the amounts indicated, all Liens with respect to the assets of the Company and its Subsidiary shall be terminated and of no further force and effect, together with UCC-3 termination statements with respect to the financing statements filed against the assets or equity interests of the Company and its Subsidiaries by the holders of such Liens;
(xi)a termination and payoff letter relating to that certain engagement letter, dated as of February 16, 2023, by and between Wells Fargo Securities, LLC and the Company, duly executed by Wells Fargo Securities, LLC and the Company;
(xii)copies of any certificates, resolutions, consents or other documents necessary to reflect the termination of the 401(k) Plan, and any other Employee Benefit Plan as agreed by the Parties;

(xiii)delivery and recordation of a release of the Mortgage, dated March 10, 2000 and recorded March 16, 2000, made by Fairmount Park, Inc. to Ogden Leisure, Inc. to secure an indebtedness in the amount of $7,500,000.00; and
(xiv)evidence of extension or renewal for a period of at least one year for each of (x) the Lease Agreement by and between Fairmount Park, Inc. and Van Lenhardt, Inc., dated April 4, 2002, and (y) Lease Agreement by and between Fairmount Park, Inc. and Union Planters Trust No. 10800065100, dated December 7, 2000, and Economic Development Agreement by and between Fairmount Park, Inc. and Village of Sauget, Illinois, dated December 12, 2000, as amended by that certain Village of Sauget Resolution No. 19-18 dated August 13, 2019.
(b)Deliveries by Parent. To effect the transactions contemplated by this Agreement, the Parent shall, at the Closing, and as a condition to Closing, deliver to the Shareholder Representative the following items, in each case duly executed or otherwise in proper form reasonably satisfactory to the Company:
(i)the Estimated Aggregate Merger Shares;
(ii)a counterpart to the Escrow Agreement, duly executed by the Parent; and
(iii)the Parent Compliance Certificate.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND ITS SUBSIDIARY
Except as disclosed in the disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to the Parent and Merger Sub that each statement contained in this Article III is true, correct and complete as of the date hereof and as of the Closing Date.
Section 3.1    Organization and Authority; Good Standing.
(a)The Company is (i) an Illinois corporation and (ii) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate and organizational powers and authority required to enter into this Agreement and the other Transaction Agreements to which the Company is (or will be) a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and any other Transaction Agreement to which the Company is (or will be) a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate and organizational powers of the Company, have been duly authorized by all requisite corporate action on the part of the Company, subject only to the approval of this Agreement and the Merger by the Shareholders, and the Company has full legal capacity to enter into, execute and deliver this Agreement and any other Transaction Agreement to which it is or will be a party and to perform the its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The vote required under the Company’s Organizational Documents and Applicable Law to approve this Agreement and the Merger by the Shareholders is two-thirds (2/3) of all of the issued and outstanding shares of Company Common Stock (the “Requisite Vote”). The Requisite Vote is the only vote or written consent of the holders of Company Common Stock or other equity interests necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby. When this Agreement and each other Transaction Agreement to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution, and delivery by each other party thereto), this Agreement and each other Transaction Agreement to which the Company is or will be a party will constitute a legal and binding obligation of the Company enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).
(b)The Company has all corporate and organizational powers and authority required to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.1(b) of the Company Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties and assets owned, used or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.
(c)Section 3.1(c) of the Company Disclosure Schedules lists the board of directors and all officers of the Company and its Subsidiary as of the date hereof.
(d)Complete and correct copies of the Organizational Documents, minute books and certificate record books of the Company have been provided by the Company to the Parent. The Company is not in default under or in violation of any provision of its respective Organizational Documents.

Section 3.2    Subsidiaries. The only Subsidiary of the Company is Fairmount Park, Inc. The Company does not have, own or hold (and does not have any right to acquire or own) any Equity Interests in any other Person, other than Fairmount Park, Inc. Fairmount Park, Inc. is (i) a Delaware corporation and (ii) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all corporate and organizational powers and authority required to enter into any of the Transaction Agreements to which Fairmount Park, Inc. is (or will be) a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. Fairmount Park, Inc. has all corporate and organizational powers and authority required to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.2 of the Company Disclosure Schedules sets forth each jurisdiction in which Fairmount Park, Inc. is licensed or qualified to do business, and Fairmount Park, Inc. is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties and assets owned, used or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. Complete and correct copies of the Organizational Documents, minute books and certificate record books of Fairmount Park, Inc. have been provided by the Company to the Parent. Fairmount Park, Inc. is not in default under or in violation of any provision of its respective Organizational Documents.
Section 3.3    Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and each other Transaction Agreement to which the Company or its Subsidiary is or will be a party require no notice, waiver, Order, registration, approval, consent, authorization or action by, to or in respect of, or filing with, any Governmental Authority other than (a) the filing of Articles of Merger with the Secretary of State of the State of Illinois, in accordance with the applicable provisions of the IBCA, and (b) the Regulatory Approvals.
Section 3.4    Non-Contravention. The execution, delivery and performance by the Company and its Subsidiary of this Agreement and each other Transaction Agreement to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company or its Subsidiary or any resolution adopted by the board of directors or shareholders of the Company or its Subsidiary; (b) assuming receipt of the Regulatory Approvals, conflict with or result in the violation or breach of any Applicable Law (including any Gaming Laws) or Order; (c) except as set forth in Section 3.4 of the Company Disclosure Schedules, violate or conflict with, require any notice to, consent of or other action (including any payment) by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, modification, cancellation or acceleration of any right (other than any right under any compensation or benefit arrangement) or obligation of the Company or its Subsidiary or to a loss of any benefit to which the Company or its Subsidiary is entitled under (i) any provision of any Contract to which the Company or its Subsidiary is a party or by which the Company or its

Subsidiary is bound or to which any of its or its Subsidiary’s assets are subject or (ii) any Company Permit; or (d) result in the creation or imposition of any Lien on any asset or property of the Company or its Subsidiary, except for any Permitted Liens.
Section 3.5    Capitalization.
(a)The authorized capital stock of the Company consists solely of 100,000 shares of common stock, par value $1.00 per share, of which 77,500.01 shares of common stock are issued and outstanding. Section 3.5(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of each Shareholder, together with (x) such Shareholder’s name, (y) the number of shares of Company Common Stock owned by such Shareholder and (z) such Shareholder’s Ownership Interest. All of the issued and outstanding shares of Company Common Stock are owned beneficially and held of record by the Shareholders. The outstanding shares of Company Common Stock (i) have been duly authorized and are validly issued, fully-paid and non-assessable, (ii) were issued in compliance with all Applicable Laws, and (iii) were not issued in violation of the Organizational Documents of the Company. Except as set forth in Section 3.5(a) of the Company Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities, subscription rights, calls, puts, or other Equity Interests, rights, Contracts, arrangements or commitments of any character relating to any stock or other equity-related interest (however evidenced) in the Company. Other than the Organizational Documents of the Company, there are no voting trusts, proxies or other Contracts or understandings in effect with respect to the voting or transfer of any of the Company Common Stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company (whether payable in shares, cash or otherwise).
(b)The authorized capital stock of Fairmount Park, Inc. consists solely of (x) 5,000 shares of common stock, par value $1.00 per share, of which 1,000 shares of common stock are issued and outstanding and (y) 5,000 shares of preferred stock, par value $1.00 per share, none of which are issued and outstanding. All of the issued and outstanding shares of common stock of Fairmount Park, Inc. are owned beneficially and held of record by the Company. The outstanding shares of common stock of Fairmount Park, Inc. (i) have been duly authorized and are validly issued, fully-paid and non-assessable, (ii) were issued in compliance with all Applicable Laws, (iii) were not issued in violation of the Organizational Documents of Fairmount Park, Inc. and (iv) are owned one hundred percent (100%) by the Company. No Person owns or holds, or has any right to acquire, own or hold, any preferred stock of Fairmount Park, Inc. There are no outstanding or authorized options, warrants, convertible securities, subscription rights, calls, puts or other Equity Interests, rights, Contracts, arrangements or commitments of any character relating to any stock or other equity related interest (however evidenced) in Fairmount Park, Inc. Other than the Organizational Documents of Fairmount Park, Inc., there are no voting trusts, proxies or other Contracts or understandings in effect with respect to the voting or transfer of any of Fairmount Park, Inc.’s common stock or preferred stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Fairmount Park, Inc. (whether payable in shares, cash or otherwise).
(c)Except as set forth in Section 3.5(c) of the Company Disclosure Schedules, within the past six (6) years, neither the Company nor its Subsidiary has adopted, sponsored or maintained any Employee Benefit Plan providing for equity-related compensation to any person (whether payable in shares, cash or otherwise).
Section 3.6    Financial Statements.
(a)The (i) unaudited balance sheet of Fairmount Park, Inc. as of December 31, 2023 (the “Balance Sheet Date”), and the related unaudited income statement of Fairmount Park, Inc. for the three-month period ended March 31, 2024, and (ii) audited balance sheet of Fairmount Park, Inc. as of December 31, 2023 and 2022, and the related audited statements of operations and accumulated earnings, and cash flows of Fairmount Park, Inc. for the years ended December 31, 2023 and 2022 (clauses (i) and (ii) collectively, the “Company Financial Statements”) are all based on and consistent in all material respects with the books and records of Fairmount Park, Inc. and fairly present in all material respects, in conformity and prepared in accordance with GAAP applied on a consistent basis by Fairmount Park, Inc. (except as may be indicated in the notes to the audited Company Financial Statements referred to in clause (ii) above and with the exception of the absence of normal year-end audit adjustments and footnotes in the unaudited financial statements referred to in clause (i) above), the financial position of Fairmount Park, Inc. as of the dates thereof and Fairmount Park, Inc.’s results of operations and cash flows for the periods then ended. Fairmount Park, Inc. maintains a standard system of accounting established and administered in accordance with GAAP. All books and records of Fairmount Park, Inc. are accurate and complete in all material respects and have been maintained in all material respects in accordance with good business practices and all Applicable Law. Complete copies of the Company Financial Statements are attached as Section 3.6 of the Company Disclosure Schedules.
(b)All existing accounts receivable of the Company and its Subsidiary (including those accounts receivable reflected on the current balance sheet of Fairmount Park, Inc. that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected)

represent valid obligations of customers of the Company and its Subsidiary arising from bona fide transactions entered into in the ordinary course of business.
Section 3.7    No Undisclosed Material Liabilities; Absence of Certain Events.
a.Neither the Company nor its Subsidiary has any Liabilities required to be reflected or reserved against on the balance sheet prepared in accordance with GAAP or notes thereto, other than Liabilities (i) reflected or otherwise adequately reserved against on the most recent balance sheet included in the Company Financial Statements; (ii) incurred in the ordinary course of business consistent with past practice on or after the Balance Sheet Date; (iii) set forth on Section 3.7(a) of the Company Disclosure Schedules; or (iv) that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
b.Since the Balance Sheet Date:
(i)there has not been any change, event, development, condition, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(ii)the Company and its Subsidiary have conducted their business in the ordinary course of business in a manner consistent with past practice;
(iii)neither the Company nor its Subsidiary has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance;
(iv)except as expressly set forth in Section 3.7(b) of the Company Disclosure Schedules, neither the Company nor its Subsidiary has:
(A)caused or permitted any modifications, amendments or changes to the Organizational Documents of the Company or its Subsidiary;
(B)declared, set aside, or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any Company Common Stock (other than tax distributions in the ordinary course of business consistent with past practice), or split, combined or reclassified any Company Common Stock;
(C)issued, granted, delivered or sold or authorized or proposed the issuance, grant, delivery or sale of, or repurchased, redeemed or acquired or proposed the repurchase, redemption or acquisition of, any Company Common Stock or other equity-based awards (whether payable in cash, stock or otherwise) or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating any of them to issue or purchase any such shares or other convertible securities;
(D)formed, or entered into any commitment to form, a Subsidiary, or acquired, or entered into any commitment to acquire, an interest in any Person or other business entity or division thereof;
(E)made or agreed to make any capital expenditure or capital commitment that aggregate in excess of $75,000;
(F)acquired or agreed to acquire or disposed or agreed to dispose of (or sold or leased) any assets of the Company or its Subsidiary or any business enterprise or division thereof outside the ordinary course of business consistent with past practice;
(G)(1) sold, licensed (other than in the ordinary course of business) or assigned to any Person, or entered into any Contract to sell, license (other than in the ordinary course of business) or assign to any Person, any rights to any Owned Intellectual Property Rights; or (2) bought or otherwise obtained ownership of, or exclusively licensed, any Intellectual Property Rights from any other Person;
(H)(1) amended, modified, or extended any Material Contract, except in the ordinary course of business consistent with past practice, or (2) terminated, cancelled or waived any material right under, or violated, the terms of any Material Contract;
(I)issued, incurred or assumed any Indebtedness, created a Lien over any assets or properties of the Company or its Subsidiary (other than Permitted Liens), amended the terms of any outstanding loan agreement, made any loan to any Person or guaranteed any Indebtedness of any Person;
(J)commenced or settled any Proceeding or threat of any Proceeding by, against or involving the Company or its Subsidiary;
(K)(1) adopted or changed accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) or (2) accelerated the collection of accounts receivable or deferred or delayed the payment of accounts payable;
(L)made, changed or rescinded any material election relating to Taxes (other than a pass-through entity tax election), adopted or changed any Tax accounting method, filed an amended Tax Return or taken any position on any Tax Return inconsistent with past practice, entered into any closing agreement in respect of Taxes, filed any ruling or request with any Taxing Authority that relates to Taxes or Tax Returns of the Company or its Subsidiary, settled or compromised any material claim or assessment with respect to Taxes, surrendered any right to any Tax refund, consented to any extension or waiver of the applicable statute of limitations with respect to any Tax of the Company or its Subsidiary, entered into any Tax sharing or similar agreement or arrangement (other than, to the extent not otherwise prohibited under this Section 3.8(b)(iv), leases and commercial contracts entered into in the ordinary course of business and not primarily related to Taxes), initiated any voluntary Tax disclosure or Tax amnesty or similar filings with any Governmental Authority, or taken any action, omitted to take any action or entered into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax assets of the Parent, the Company or its Subsidiary in respect of any post-Closing Tax period;
(M)increased or made any other change that would result in increases to the salary, wage rate, benefits, employment status, title or other compensation (including equity based compensation, severance pay, termination pay, deferred compensation, or other incentive compensation) payable or to become payable by the Company or its Subsidiary to any Company Employee;
(N)adopted, modified, amended or terminated any Company Benefit Plan (except in the ordinary course of business or as required by Applicable Law) or the terms of any Collective Bargaining Agreement;
(O)withdrawn (whether partially or completely) from any Multiemployer Plan or otherwise incurred any withdrawal liability (within the meaning of Title IV of ERISA);

(P)adopted any plan of liquidation, dissolution, restructuring, recapitalization, bankruptcy or other reorganization;
(Q)made any declaration, payment, commitment or obligation of any kind for the payment (whether in cash, equity or otherwise) of any severance payment or other change in control payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any Company Employee with an annual base salary in excess of $100,000; or
(R)taken, committed, or agreed in writing or otherwise to take, any of the actions described clauses (A) – (Q) of this Section 3.7(b)(iv).
Section 3.8    Material Contracts.
(a)Section 3.8(a) of the Company Disclosure Schedules sets forth a list of each Contract to which the Company or its Subsidiary is a party (or by which any of their assets are otherwise bound) falling within the following categories and existing as of the date hereof (such Contracts, together with the Contracts governing the Licensed Intellectual Property Rights and each other Contract of the categories set forth below entered into after the date hereof which, if it had existed as of the date hereof, would have been required to be set forth on Section 3.8(a) of the Company Disclosure Schedules, the “Material Contracts”):
(i)any Contract with a Top Supplier;
(ii)any partnership, joint venture, marketing Contract or other similar agreement or arrangement, and any Contract for the sharing of revenues, profits, losses, costs or liabilities;
(iii)any Contract relating to the acquisition or disposition of any material business, material interests or material assets (whether by merger, sale or purchase of stock, sale or purchase of assets or otherwise);
(iv)any Contract for capital expenditures, capital commitments or the acquisition or construction of fixed assets requiring aggregate future payments in excess of $50,000;
(v)any Contract relating to the operations at the Owned Real Property and involving aggregate consideration in excess of $50,000;
(vi)any Contract (A) relating to Indebtedness, including, without limitation, any mortgages, indentures, guarantees, loans or credit agreements, and security agreements, (B) relating to or creating any Lien with respect to any asset of the Company or its Subsidiary or (C) incorporating any guaranty, pledge, performance or completion bond;
(vii)any Contract containing covenants or restrictions expressly limiting or impairing the right or freedom of the Company or its Subsidiary to (A) compete with any Person, engage in any line of business or otherwise operate a business in any jurisdiction, market or geographic area, (B) solicit the employment of, or hire, any potential employees, consultants or independent contractors, (C) solicit any customers or suppliers of any other Person (who are not currently suppliers or customers of the Company or its Subsidiary), or (D) acquire any product, property or other asset (tangible or intangible), or any services, from any other Person, sell any product or other asset to or perform any services for any other Person, or transact business or deal in any other manner with any other Person;
(viii)any Contract pursuant to which the Company or its Subsidiary is bound to or has committed to (A) provide any products or services to any other Person on an exclusive or a most favored nation basis or similar terms or (B) grant any right of first refusal or first negotiation or similar right;
(ix)any Contract (A) with any of the Company’s Affiliates, equity holders (including the Shareholders), directors, officers or employees (other than employment agreements entered into in the ordinary course of business), (B) relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Interested Party or (C) between the Company and its Subsidiary.
(x)any employment Contract;
(xi)any Contract regarding any material indemnification provided to or by the Company or its Subsidiary, other than Contracts entered into in the ordinary course of business consistent with past practice;
(xii)any settlement, conciliation or similar Contract relating to the settlement of any Proceeding;
(xiii)any power of attorney on behalf of the Company or its Subsidiary;
(xiv)any Contract for the purchase, lease, license or rental of materials, supplies, equipment or other personal property in excess of $25,000 on a one-time basis or $50,000 on an annual basis;

(xv)any Contract for the leasing or financing of, or with respect to, any slot machines or historical horse racing machines and any Contract relating to sports wagering (including, but not limited to, any Contract with FanDuel or an Affiliate thereof);
(xvi)any Collective Bargaining Agreement;
(xvii)any Contract that grants any change of control, retention, severance or termination pay or benefits (in cash, equity or otherwise) to any Company Employee;
(xviii)any Lease and any Landlord Lease;
(xix)any Contract relating to the acquisition, sale, issuance or transfer of any Company Common Stock or any shares of stock of Fairmount Park, Inc.;
(xx)any Contract that is a data processing agreement or that primarily relates to privacy, data protection, or security obligations in connection with the collection, use, storage, or other processing of Personal Information;
(xxi)any Contract with any Governmental Authority;
(xxii)any Contract with any investment banker, broker, advisor or similar party, or accountant, legal counsel or other Person retained by the Company or its Subsidiary in connection with this Agreement and the transactions contemplated hereby; or
(xxiii)any other Contract that contemplates or involves: (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate or (B) the performance of services having a value in excess of $250,000 in the aggregate, other than individual employment agreements.
(b)The Company has made available to the Parent true and complete copies of the Material Contracts, including all amendments, exhibits, attachments, and waivers thereto. Each Material Contract is a valid and binding agreement of the Company or its Subsidiary, as applicable, is in full force and effect (subject to any termination or expiration thereof in the ordinary course of business in accordance with its terms), is enforceable in accordance with its terms (subject to applicable Remedies Exception), and is in compliance with Applicable Law in all material respects. Neither the Company nor its Subsidiary, as applicable, nor, to the Company’s knowledge, any other party is in default or breach (and no event has occurred which, with or without notice or lapse of time or both, would constitute a default or breach) under the terms of any such Material Contract.

Neither the Company nor its Subsidiary has cancelled or terminated any Material Contract, and, to the knowledge of the Company, no other Person has cancelled or terminated any such Material Contract. No event has occurred, and, to the knowledge of the Company, no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (i) result in a material violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate, or modify any Material Contract. The Company and its Subsidiary have performed in all material respects all obligations under such Material Contracts required to be performed by the Company or its Subsidiary, as applicable. Neither the Company nor its Subsidiary has received any written, or to the knowledge of the Company any oral, notice regarding any cancellation, termination, actual violation or breach of, or default under, any Material Contract. Neither the Company nor its Subsidiary has waived any of its material rights under any Material Contract. Neither the Company nor its Subsidiary has assigned, delegated or otherwise transferred to any Person any of their rights, title or interest under any such Material Contract.
Section 3.9    Litigation.
(a)Except as set forth on Section 3.9(a) of the Company Disclosure Schedules, neither the Company nor its Subsidiary (nor any of their respective officers, directors, or employees) is a claimant or defendant in or otherwise a party to or involved in any action, suit, claim, litigation, arbitration, mediation, hearing, audit, investigation, proceeding or similar dispute (in each case, whether civil, criminal or administrative) (“Proceedings”) concerning, relating to, or affecting the Company or its Subsidiary or any of their respective properties or assets, which is pending or in progress or, to the Company’s knowledge, threatened or anticipated.
(b)There is no outstanding or unsatisfied Order concerning, affecting or relating to the Company or its Subsidiary or any of their respective properties or assets or any of their respective officers, managers or directors (in their capacities as such).
(c)To the Company’s knowledge, no Governmental Authority has challenged or questioned the legal right of the Company or its Subsidiary to conduct its operations as presently or previously conducted or as currently contemplated to be conducted.
Section 3.10    Compliance with Laws; Permits.

(a)Each of the Company and its Subsidiary is, and at all times since January 1, 2019 has been, in compliance in all material respects with, and not in violation in any material respect of, any and all Applicable Laws (including Gaming Laws) and no Proceeding has been filed or commenced or, to the knowledge of the Company, threatened alleging any failure to so comply.
(b)Section 3.10(b) of the Company Disclosure Schedules sets forth a complete and accurate list of all material permits, licenses, qualifications, certifications, findings of suitability, certificates of occupancy, franchises, registrations, clearances, variances, exemptions, authorizations, Orders, consents and approvals of or issued by any Governmental Authority (including all of the foregoing under Gaming Laws) (collectively, “Permits”) that is required for the Company or its Subsidiary, as applicable, to own, use, lease, occupy and operate its properties (including the Real Property) and its assets and to carry on its business as currently conducted (the “Company Permits”). Each such Company Permit has been issued to and obtained by the Company or its Subsidiary and is valid, existing and in full force and effect (which includes, for the avoidance of doubt, all Permits under Gaming Laws). The Company and its Subsidiary and their respective directors, officers, key employees and Persons performing management functions similar to officers are, and since January 1, 2019 have been, in material compliance with all of the terms and conditions of the Company Permits, and, to the knowledge of the Company, no event or circumstance has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, cancellation, non-renewal, modification, suspension, lapse, limitation or termination of any such Permit. There are no Proceedings pending or, to the knowledge of the Company, threatened which would reasonably be expected to result in the revocation, cancellation, non-renewal, modification, suspension, lapse, limitation or termination of any such Permit. Since January 1, 2019, neither the Company nor its Subsidiary has received written notice or other written communication, or to the knowledge of the Company any oral notice, from any Governmental Authority (including any Regulatory Authority) or other Person (x) asserting any suspected, potential or actual violation of, or failure to comply with, any requirement of any Applicable Law or any Company Permit, (y) advising that the Company or its Subsidiary is being investigated or audited with respect to an allegation that it has violated, or failed to comply with, any Applicable Law or any Company Permit or (z) notifying the Company or its Subsidiary of the revocation, cancellation, non-renewal, modification, suspension, lapse, limitation or termination of any Permit that is material to the operation of the business of the Company and its Subsidiary taken as a whole.
Section 3.11    Properties.

(a)Section 3.11(a) of the Company Disclosure Schedules sets forth the address of all real property owned by the Company or its Subsidiary (such land, together with all buildings, structures, improvements, fixtures and facilities located thereon and all easements, rights-of-way and other appurtenances thereto, collectively, the “Owned Real Property”).
(b)Except as set forth on Section 3.11(b) of the Company Disclosure Schedules, with respect to each parcel of Owned Real Property:
(i)the Company or its Subsidiary has good, valid and marketable indefeasible fee simple title to the Owned Real Property free and clear of all Liens, except Permitted Liens and Liens that will be fully released and discharged prior to Closing;
(ii)except for (x) the Landlord Leases and (y) easements and other matters of record encumbering the Owned Real Property which constitute Permitted Liens, there are no leases, subleases, licenses, concessions, occupancy agreements or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property;
(iii)except for (x) the Landlord Leases and (y) easements and other matters of record encumbering the Leased Real Property which constitute Permitted Liens, neither the Company nor its Subsidiary has subleased, licensed, or otherwise permitted any other party to occupy the Leased Real Property or any portion thereof; and
(iv)neither the Company nor its Subsidiary has received any written notice from any insurer of any Owned Real Property requiring any material work to be performed as a condition to the renewal of any insurance policy which has not heretofore been complied with.
(c)Section 3.11(c)(i) of the Company Disclosure Schedules sets forth the address of each Leased Real Property, and, except as set forth on Section 3.11(c)(i) of the Company Disclosure Schedules, neither the Company nor its Subsidiary leases, subleases, licenses or otherwise occupies any real property not otherwise set forth on Section 3.11(a) of the Company Disclosure Schedules. Section 3.11(c)(ii) of the Company Disclosure Schedules sets forth a true and complete list of all leases, subleases, licenses, occupancy agreements, concessions and other agreements (written or oral) (including, without limitation, all amendments, and modifications, and other material documents relating thereto) relating to the Leased Real Property (together with the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or its Subsidiary thereunder, collectively, “Leases” and individually, a “Lease”), including the name of each party thereto, the date of each such agreement and the address for each such Leased Real Property. The Company has made available to the Parent a true, correct and complete copy of each such Lease.
(d)Except as set forth on Section 3.11(d) of the Company Disclosure Schedules, with respect to each of the Leases:
(i)such Lease is a legal, valid and binding obligation of the Company or its Subsidiary, and to the knowledge of the Company, of the other party thereto, and is enforceable in accordance with its terms, subject only to (A) the Remedies Exception and (B) principles of equity, whether considered at law or in equity;
(ii)the transactions contemplated by this Agreement do not require the consent of any party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect following the Closing;
(iii)except for the Landlord Leases and the Permitted Liens, neither the Company nor its Subsidiary has subleased, licensed, or otherwise permitted any other party to occupy the Leased Real Property or any portion thereof;
(iv)neither the Company’s nor its Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed, and the Company has no knowledge of any disputes with respect to such Lease;
(v)the Leases are in full force and effect and neither the Company or its Subsidiary nor, to the knowledge of the Company, any other party to the Leases is in breach or default under such Leases beyond all applicable notice and cure periods, and, to the knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;
(vi)neither the Company nor its Subsidiary has received any written notice from the other party to such Lease that the security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

(vii)neither the Company nor its Subsidiary owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; and
(viii)the other party to such Lease is not an Affiliate of the Company or its Subsidiary.
(e)Section 3.11(e) of the Company Disclosure Schedules sets forth a true and complete list of all Landlord Leases (including, without limitation, all amendments, modifications and other material documents relating thereto). Except as set forth on Section 3.11(e) of the Company Disclosure Schedules, with respect to each of the Landlord Leases:
(i)such Landlord Lease is a legal, valid and binding obligation of the Company or its Subsidiary, and to the knowledge of the Company, of the other party thereto, and is enforceable in accordance with its terms, subject only to the Remedies Exception;
(ii)to the knowledge of the Company, the other party under such Landlord Lease has not subleased, licensed, or otherwise permitted any other party to occupy the real property or any portion thereof which is demised to such party under such Landlord Lease; and
(iii)the other party under such Landlord Lease is not entitled to any tenant concessions, inducements, refunds, rebates, discounts, free rent periods or other similar arrangement (outstanding, contingent or otherwise), other than as set forth in the Landlord Lease, and except for any maintenance and repair obligations set forth in the Landlord Lease, neither the Company nor its Subsidiary is required to perform any landlord work which has not been performed as of the date hereof.
(f)The Company has no knowledge of and has not received any written notice of any default under any covenant, easement, restriction or other recorded agreement affecting or encumbering the Owned Real Property that remains outstanding or uncured. All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Owned Real Property (the “Improvements”) are, in all material respects, in good condition and repair (ordinary wear and tear excepted) and sufficient for the operation of the business of the Company and its Subsidiary as currently conducted. All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Leased Improvements”) are sufficient for the operation of the business of the Company and its Subsidiary as currently conducted. To the knowledge of the Company, (i) there are no structural deficiencies or defects affecting any of the

Improvements or the Leased Improvements and (ii) there are no facts or conditions affecting any of the Improvements or the Leased Improvements which would reasonably be expected to, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or the Leased Improvements, respectively, or any portion thereof in the operation of the business of the Company and its Subsidiary as currently conducted. Except as may be undertaken in connection with the planning, funding, development or construction of a “racino” on or about the Owned Real Property as provided in and in accordance with Section 5.1(a), there are no ongoing capital expenditures or other improvement projects (other than ordinary course maintenance) at any of the Real Property having future payments in excess of $75,000.00.
(g)Any water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and wastewater systems or other utility services or systems currently serving the Owned Real Property are operational and sufficient for the operation of the business as currently conducted thereon, and all hook-up fees or other similar fees or charges with respect to any such utilities have been paid in full.
(h)The Company has not received any written notice with respect to any Owned Real Property that (i) the ownership, use and occupancy of the Owned Real Property, the operation of the business as currently conducted thereon or the Improvements located thereon as currently constructed, used and occupied are not permitted by the current classification of such parcel of Owned Real Property under applicable zoning laws, ordinances and regulations, or (ii) there are insufficient parking spaces at such parcel to comply with such zoning laws, ordinances and regulations.
(i)There is no condemnation, expropriation or other proceeding in eminent domain pending or, to the Company’s knowledge, threatened, affecting any Owned Real Property or any portion thereof or interest therein; and to the Company’s knowledge, there is no such proceeding pending or threatened affecting any Leased Real Property or any portion thereof. Neither the Company nor its Subsidiary has received any written notice of any special tax or assessment to be levied or that is contemplated for benefits or betterments that affect any parcel of the Real Property.
(j)The Real Property comprises all real property owned, leased, subleased or occupied by the Company and its Subsidiary in connection with the business of the Company and its Subsidiary, and will be sufficient for the continued conduct of the business of the Company and its Subsidiary immediately after the Closing in substantially the same manner as currently conducted and constitutes in all material respects all of the properties, assets and rights, tangible and intangible, necessary to conduct the business of the Company and its Subsidiary immediately following the Closing in substantially the same manner as currently conducted.
Section 3.12    Intellectual Property; Data Privacy.
(a)Section 3.12(a) of the Company Disclosure Schedules sets forth each item of Owned Intellectual Property Right that is (i) registered with, or is subject to a pending application for registration with, any Governmental Authority, indicating for each item the applicable registration or application number and the applicable filing jurisdiction, and (ii) unregistered Trademarks that are material to the conduct of the business of the Company and its Subsidiary. The Owned Intellectual Property Rights do not include any proprietary software or other custom software developed by or for the Company or its Subsidiary.
(b)Section 3.12(b) of the Company Disclosure Schedules sets forth all Licensed Intellectual Property Rights, except for Incidental Licenses. The Company and its Subsidiary have complied with and are in compliance with all Contracts pursuant to which the Company or its Subsidiary uses the Licensed Intellectual Property Rights, including the applicable terms of use, and other applicable terms and conditions governing all software used by the Company or its Subsidiary. Neither the Company nor its Subsidiary has entered into any Contracts, other than Incidental Licenses, pursuant to which either the Company or its Subsidiary grants or has granted any other Person any license or other rights in or to any Intellectual Property Rights.
(c)Except as set forth on Section 3.12(c) of the Company Disclosure Schedules, or except for Incidental Licenses and certain licenses and other grants of permission to use intellectual property implied or imposed by operation of law without a written Contract, the Company or its Subsidiary owns or otherwise has sufficient rights to use, pursuant to a written Contract, all Intellectual Property Rights used in the conduct of the business of the Company and its Subsidiary.
(d)No Owned Intellectual Property Right or Licensed Intellectual Property Right is subject to any outstanding injunction, order, decree, judgment, stipulation, settlement agreement or other Contract restricting the use, provision, transfer, assignment or licensing thereof by the Company or its Subsidiary or that contains or comprises allegations regarding the validity, use or enforceability of such Intellectual Property Right.
(e)To the Company’s knowledge, no Person is currently infringing or otherwise violating any Owned Intellectual Property Rights. Neither the Company nor its Subsidiary has brought any claim or sent any notices alleging that any Person is infringing or otherwise violation any Owned Intellectual Property Rights, and no such claim is pending.

(f)The conduct of the business of the Company and its Subsidiary has not and does not infringe or otherwise violate any Intellectual Property Rights of any other Person. Neither the Company nor its Subsidiary has received notice from any Person claiming that conduct of the business of the Company or its Subsidiary or any act by either the Company or its Subsidiary or any Owned Intellectual Property Right, infringes or otherwise violates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction.
(g)The Company and its Subsidiary have taken all reasonable measures to protect the confidentiality of Proprietary Information owned or used by the Company or its Subsidiary, and to the knowledge of the Company, such Proprietary Information has not been used or disclosed by any Person except pursuant to a valid and enforceable non-disclosure or confidentiality Contract that has not been breached.
(h)All Intellectual Property Rights owned by or developed by and/or for the Company or its Subsidiary were developed by (i) employees of the Company or its Subsidiary within the scope of their employment; or (ii) independent contractors who have entered into written Contracts with the Company or its Subsidiary that assigned all right, title and interest in and to any Intellectual Property Rights developed to the Company or its Subsidiary.
(i)The Company and its Subsidiary have all written consents, authorizations, permissions, and/or waivers necessary to use any names, images, likenesses, quotes, or other personal indicia of any Person incorporated in all Intellectual Property Rights owned or used by the Company or its Subsidiary.
(j)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the IT Systems and all documentation related to the foregoing of the Company or its Subsidiary that are material to the conduct of the business of the Company and its Subsidiary as currently conducted are sufficient for their intended use and for the operation of the business of the Company and its Subsidiary as currently conducted and (ii) are in good working condition, except for normal wear and tear, and there has not been any material malfunction with respect to any such items that has not been remedied or replaced.
(k)Except as set forth on Section 3.12(k) of the Company Disclosure Schedules, each of the Company and its Subsidiary has complied with all Data Protection Laws, Contracts and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of Personal Information in the conduct of the business of the Company and its Subsidiary in all material respects, and none of the disclosures made or contained in any of the foregoing policies, notices, and statements are false, misleading, or deceptive. The Company and its Subsidiary have entered into data processing agreements with each of their vendors and subcontractors that reasonably protects the privacy and security of all Personal Information, and any other confidential information, under Data Protection Law. Neither the Company nor its Subsidiary have received notice of any breach of a data processing agreement with a vendor or other subcontractor.
(l)During the five (5) year period prior to the date of this Agreement, neither the Company nor its Subsidiary has (i) experienced any actual, alleged, or suspected data breach or other security incident involving Personal Information in its possession or control or (ii) been informed by a vendor, subcontract or other agent that Personal Information processed, held, collected or otherwise managed on behalf of the Company or its Subsidiary was subject to any actual, alleged or suspected data breach or other security incident.
(m)During the five (5) year period prior to the date of this Agreement, neither the Company nor its Subsidiary has been subject to or received any written notice of any audit, investigation, complaint, or other Proceeding by any Governmental Authority or other Person concerning the Company’s or its Subsidiary’s collection, use, processing, storage, maintenance, transfer, disposal, or protection of Personal Information or actual, alleged, or suspected violation of any Data Protection Law, and, to the Company’s knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Proceeding.
(n)The Company and its Subsidiary have implemented commercially reasonable administrative, physical and technical safeguards to protect the Personal Information and other confidential information collected, used disclosed, maintained, stored, and disposed of by the Company and its Subsidiary. Within the past five (5) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company’s or its Subsidiary’s IT Systems that has resulted in disruption or damage to the business of the Company or its Subsidiary and that has not been remedied.
(o)The transaction contemplated herein will not, as of the Closing, violate in any material respect the Company’s privacy policies, Data Protection Laws or Contracts relating to the use, dissemination, or transfer of any data or information.
Section 3.13    Insurance Coverage. All insurance policies relating to or insuring the assets, business, operations, equipment, properties, land, employees, officers and directors of the Company or its Subsidiary have been made available to the Parent, are in full force and effect and all premiums with respect to such policies have been paid and no notice of cancellation, recission or termination has been received with respect to any such policy. Section 3.13 of the Company Disclosure Schedules sets forth the following information with respect to each such policy: (a) the name of the insurer, the name of the policyholder, and the name of each covered insured; (b) the policy number and the period of coverage; and (c) a description of any retroactive premium adjustments or other material loss-sharing arrangements. There are no claims by the Company or its Subsidiary pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. In addition, there is no pending claim under any such policy, the total value of which (inclusive of defense expenses) would reasonably be expected to exceed such policy’s limits. Neither the Company nor its Subsidiary is in default under any material provisions of any such policies. The Company and its Subsidiary have been covered since January 1, 2020 by insurance in scope and amount customary and reasonable for the business in which they have engaged during such period.
Section 3.14    Employees.
(a)Set forth in Section 3.14(a) of the Company Disclosure Schedules is an accurate and complete list of all Company Employees as of the date hereof, as well as the following current information for each such Company Employee: such Company Employee’s (i) title; (ii) hire date; (iii) whether classified as exempt or non-exempt for wage and hour purposes; (iv) whether paid on a salary, hourly, or commission basis; (v) base salary, wage rate, or commission rate, as applicable; (vi) full- or part-time status; (vii) cash and other incentive bonus potential for 2024; (viii) employer; (ix) work location (city and state); (x) active work status (and if on leave, the type of leave and estimated and duration); (xi) accrued, unused PTO or vacation balance; (xii) the total amount of bonus, severance and other amounts to be paid to such Company Employee at the Closing or otherwise in connection with the transactions contemplated hereby; (xiii) details of any applicable work visas or similar arrangements; and (xiv) union representation status and applicable bargaining unit. Except to the extent applicable with respect to employees covered by a Collective Bargaining Agreement listed on Section 3.14(c)(i) and Section 3.14(c)(ii) of the Company Disclosure Schedules or by the employment agreements listed on Section 3.8(a)(viii) of the Company Disclosure Schedules, all Company Employees are at-will and no Company Employee is subject to any Contract with the Company or its Subsidiary.
(b)Section 3.14(b) of the Company Disclosure Schedules contains a complete and accurate list of all of the individual independent contractors, consultants, temporary employees, and leased employees performing services with respect to the operation of the business of the Company and its Subsidiary and classified by the Company or its Subsidiary as other than an employee or compensated other than through wages paid by the Company or its Subsidiary through its payroll department and reported on a Form W-2 (the “Contingent Workers”), which list is current as of the date herein and includes any Contingent Worker who has performed services for the Company or its Subsidiary during the twelve (12) month period immediately preceding the date hereof, and provides for each such Contingent Worker: (i) start date of services, (ii) general description of the scope of work provided, (iii) duration of relationship, (iv) fee or compensation arrangements, (v) the entity the Contingent Worker is providing services for and (vi) other material contractual terms with the Company or its Subsidiary, if any.
(c)Except as set forth on Section 3.14(c)(i) of the Company Disclosure Schedules, neither the Company nor its Subsidiary is a party to or subject to, and is not currently negotiating in connection with entering into, any collective bargaining agreement or other agreement or arrangement with any worker collective, union, works council or other labor organization, and, to the Company’s knowledge, there has not been any union organizing campaign, petition or other unionization or labor-related activity by or relating to any Company Employees. There is not now, nor at any time in the past three (3) years has there been, a labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s knowledge, threatened against the Company or its Subsidiary or involving any Company Employee, Company property, or Contingent Worker. There are no unfair labor practice charges, complaints or other labor or employment-related claims, charges or complaints pending or, to the Company’s knowledge, threatened against the Company or its Subsidiary or relating to any Company Employee before any Governmental Authority including without limitation the National Labor Relations Board, nor to the Company’s knowledge is there any labor or employment-related investigation pending or threatened by any Governmental Authority. Section 3.14 (c)(ii) of the Company Disclosure Schedules sets forth, with respect to the Company and its Subsidiary, (i) each union or labor organization or other person purporting to act as exclusive bargaining representative (“Union”) of any Company Employees or Contingent Workers; and (ii) all collective bargaining, Union or other employee association Contracts in effect at any time in the past three (3) years.
(d)Except as set forth in Section 3.14(d) of the Company Disclosure Schedules: (i) each of the Company and its Subsidiary has complied and is currently in compliance in all material respects with all Applicable Laws in respect of personnel, labor, labor relations, employment and employment practices (including those related to registration, insurance, health, safety, immigration, wages, hours, data privacy, discrimination, human rights, pay equity, fair employment practices, workplace safety and health, workers’ compensation, unemployment insurance, terms and conditions of employment, immigration and work authorization, classification as exempt or non-exempt for purposes of the Fair Labor Standards Act and Applicable Laws, classification as independent contractors or employees, and wages and hours); (ii) the Company and its Subsidiary are not delinquent in any payments to any Company Employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other compensation due with respect to any services performed for the Company or its Subsidiary or amounts required to be reimbursed to such Company Employees or Contingent Workers; (iii) there are no, and within the last three (3) years there have been no, grievances, complaints or charges with respect to employment or labor matters (including, without limitation, allegations of employment discrimination, sexual or other discriminatory harassment, sexual assault, retaliation or unfair labor practices) pending or, to the Company’s knowledge, threatened against the Company or its Subsidiary in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or under Company’s or its Subsidiary’s internal policies and procedures; (iv) none of the employment policies or practices of the Company or its Subsidiary are currently being audited or investigated, or to the Company’s knowledge, subject to imminent audit or investigation by any Governmental Authority; (v) the Company and its Subsidiary are not, and within the last three (3) years have not been, subject to any Order, decree, injunction or judgment by any Governmental Authority or private settlement Contract in respect of any labor or employment matters; and (vi) the Company and its Subsidiary are in material compliance with the requirements of the Immigration Reform Control Act of 1986.
(e)Neither the Company nor its Subsidiary has engaged in an employee lockout or in any “plant closing” or “mass layoff”, as defined in WARN.
(f)Within the last three (3) years: (i) to the Company’s knowledge, no Company Employee or Contingent Worker has made any allegation of discrimination or harassment (including, without limitation, sexual harassment) against the Company or its Subsidiary or against any Company Employee; and (ii) the Company and its Subsidiary have not entered into any settlement Contracts related to allegations of discrimination or harassment (including, without limitation, sexual harassment) made by an Company Employee or Contingent Worker. To the knowledge of the Company, there is no, and during the last three (3) years there has been no consensual or non-consensual sexual relationship between: (i) any owner, officer or executive-level employee of the Company or its Subsidiary on the one hand, and any Company Employee or Contingent Worker on the other hand; or (ii) between any supervisory employee of the Company or its Subsidiary on the one hand, and any Company Employee or Contingent Worker within the same reporting structure on the other hand.
(g)Section 3.14(g) of the Company Disclosure Schedules sets forth a list of all workplace accidents, injuries, or exposures in the last twelve (12) months involving any Company Employee which is reasonably likely to result in, but have not yet resulted in, a claim for worker’s compensation payments or benefits, or a violation of the Occupational health and Safety Act (OSHA) or state or local equivalent.
Section 3.15    Employee Benefit Plans.
(a)Section 3.15(a) of the Company Disclosure Schedules sets forth a list of all Company Benefit Plans.
(b)With respect to each Company Benefit Plan, the Company has furnished to the Parent true, complete and accurate copies of, as applicable (i) the current plan document and any amendments thereto (or, in the case of an unwritten arrangement, a written description thereof), (ii) the most recent prospectus or summary plan description, together with any applicable summaries of material modifications, (iii) the most recent IRS determination, opinion or advisory letter or other government certification of qualification, (iv) the three most recent annual funding notices, audited financial statements, actuarial valuations and reports and annual plan reports and any attachments thereto, (v) the current trust agreement, insurance or group annuity contracts, escrow agreements and other documents relating to the funding thereof or payment of benefits thereunder, (vi) the three most recent IRS Form 5500 Annual Return/Reports; (vii) non-discrimination and compliance testing results for the three most recently completed plan years; and (viii) material filings and other correspondence with any Governmental Authority with respect thereto during the past three (3) years.
(c)Except as set forth in Section 3.15(c) of the Company Disclosure Schedules, none of the Company, its Subsidiary, any ERISA Affiliate of the Company or its Subsidiary, within the six (6) year period prior to the date hereof, has adopted, sponsored, maintained, participated in, contributed to, been required to contribute to, or otherwise has any Liability of any nature with respect to any Employee Benefit Plan that is (i) a defined benefit pension plan (as defined in Section 3(35) of ERISA), subject to Title IV of ERISA or subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (v) a voluntary employee benefit association (as defined in Section 501(a)(9) of the Code). Neither the Company nor its Subsidiary has incurred any Liability under or with respect to Title IV of ERISA that has not been satisfied in full, and there are no circumstances under which they would reasonably be expected to incur any Liability under Title IV of ERISA or Section 412 or 430 of the Code.
(d)Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter, or with respect to a preapproved plan, can rely on an opinion or advisory letter, from the IRS to the effect that it is so qualified, and that such Company Benefit Plan is exempt from federal income Tax under Section 401(a) of the Code. To the Company’s knowledge, no event has occurred or is expected to occur and no condition exists or is expected to exist that would reasonably be expected to adversely affect the tax-qualified status of a Company Benefit Plan or related trust or result in any material Liability to the Company or its Subsidiary in respect of such Company Benefit Plan.
(e)The Company, its Subsidiary and each applicable Company Benefit Plan have at all times complied in all material respects with the Patient Protection and Affordable Care Act, the Health Care and Education Reconciliation Act, and all applicable regulations and guidance issued thereunder, including the employer shared responsibility provisions relating to the offer of “affordable” health coverage that provides “minimum essential coverage” to “full-time” employees (as those terms are defined in Section 4980H of the Code and related regulations), and the payment of the applicable penalty, and the applicable employer information reporting provisions under Section 6055 of the Code and Section 6056 of the Code and related regulations. No circumstance exists that would reasonably be expected to subject the Company, its Subsidiary or any Company Benefit Plan to any material Tax, penalty or other Liabilities under Sections 4980B, 4980D, or 4980H of the Code or the Patient Protection and Affordable Care Act or the Health Care and Education Reconciliation Act, each as amended. The requirements of COBRA have been met by the Company and its Subsidiary, and their respective ERISA Affiliates, in all material respects, with respect to each Company Benefit Plan and each Employee Benefit Plan that is an employee welfare benefit plan maintained by an ERISA Affiliate that is subject to COBRA.
(f)Each Company Benefit Plan (and each related trust, insurance Contract, or fund) has been established, maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and all Applicable Laws (including ERISA and the Code). There have been no prohibited transactions or material breaches of any of the duties imposed by ERISA on “fiduciaries” (within the meaning of Section 3(21) of ERISA) in connection with any Company Benefit Plan. Except as set forth on Section 3.15(f) of the Company Disclosure Schedules, no Proceeding, assessment, complaint or examination has been made, commenced or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan or with respect to the Company’s or its Subsidiary’s participation in any Multiemployer Plan (other than routine claims for benefits payable in the ordinary course of business consistent with past practice). To the knowledge of Company, no Company Benefit Plan has within the six years prior to the date hereof been the subject of an examination or audit or other action by a Governmental Authority or, is subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction, or similar program.
(g)Except as set forth in Section 3.15(g) of the Company Disclosure Schedules, with respect to each Multiemployer Plan, no unsatisfied withdrawal liability within the meaning of Title IV of ERISA (whether or not asserted by such Multiemployer Plan and whether for a partial or complete withdrawal) has been incurred by the Company, its Subsidiary or ERISA Affiliate, and neither the Company nor its Subsidiary, nor any ERISA Affiliate has received notice that any Multiemployer Plan has undergone or is expected to undergo a mass withdrawal or termination (or treatment of a plan amendment as termination), and all contributions (including installments) required to be made by the Company, its Subsidiary and ERISA Affiliate under the terms of the Multiemployer Plan, any Collective Bargaining Agreement and Applicable Law have been timely made. No Multiemployer Plan has been terminated or has been in or would reasonably be expected to become insolvent (within the meaning of Section 4245 of ERISA) or is in “endangered,” “critical,” or “critical and declining” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) so as to result directly or indirectly in any increase in contributions or other liability to the Company, its Subsidiary or ERISA Affiliate. With respect to any Multiemployer Plan that has requested and received approval from the Pension Benefit Guaranty Corporation with respect to any special withdrawal liability rules under ERISA, to the knowledge of the Company no conditions or pending acts or omissions exist that would be reasonably expected to result in the loss, revocation, denial, or failure to meet the requirements of such special withdrawal liability rules under ERISA.
(h)None of the Company, its Subsidiary or any predecessor of the Company or its Subsidiary has ever adopted, sponsored, maintained, contributed to, or been required to contribute to, any plan, program, practice, policy, fund, agreement or arrangement that provides or provided for post-employment, post-separation or post-retirement health or medical or life insurance benefits for retired, former or current employees or independent contractors, other than health continuation coverage as required by COBRA, pursuant to the portability terms of a Company Benefit Plan, or death benefits when termination occurs upon death or benefits provided pursuant to a Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code and listed on Section 3.15(a) of the Company Disclosure Schedules.
(i)All contributions, premiums or other payments that are due from the Company and its Subsidiary for any period ending on or before the Closing Date have been paid on a timely basis in accordance with the terms of the applicable Company Benefit Plan and Applicable Law, and any such amounts that are not yet due have been properly accrued on the financial statements of the Company and its Subsidiary in accordance with past custom and practice of the Company and its Subsidiary.
(j)Neither the Company nor its Subsidiary has any obligation to “gross up,” “make whole”, compensate, reimburse, or otherwise indemnify any individual for the imposition of any Tax imposed under Section 409A or Section 4999 of the Code. Each Company Benefit Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has complied in all material respects in both form and operation with Section 409A of the Code.
(k)No Company Benefit Plan (i) is maintained outside of the United States, (ii) covers individuals residing or working outside of the United States, or (iii) is subject to the laws of a jurisdiction outside of the United States, and neither the Company nor any of its Affiliates has any obligation to provide for statutorily mandated benefits in a jurisdiction outside of the United States.
(l)Except as set forth on Section 3.15(l) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in connection with any other event, condition or circumstance, including any termination of employment or service) will (i) result in any payment becoming required, increased or due under any Company Benefit Plan to any current or former employee, officer, manager, director or independent contractor (or any beneficiary or permitted transferee thereof) of Company or its Subsidiary; (ii) increase any benefits otherwise payable by Company or its Subsidiary under any Company Benefit Plan; (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits payable by Company or its Subsidiary under any Company Benefit Plan, (iv) result in any forgiveness of indebtedness with respect to any current or former employee, officer, manager, director or independent contractor of Company or its Subsidiary; (v) give rise to (or already has resulted in) a payment or provision of any other benefit by Company or its Subsidiary that, individually or collectively, would reasonably be expected to constitute an “excess parachute payment” (as such term is defined in Section 280G of the Code) in connection with the transactions contemplated by this Agreement; or (vi) give rise to any withdrawal liability within the meaning of Title IV of ERISA with respect to any Multiemployer Plan.
Section 3.16    Environmental Matters. Except as set forth on Section 3.16 of the Company Disclosure Schedules:

(a)the Company and its Subsidiary are and at all times since January 1, 2019 have been in compliance in all material respects with all applicable Environmental Laws;
(b)the Company and its Subsidiary have obtained and are and at all times since January 1, 2019 have been in compliance in all material respects with all Permits required by all applicable Environmental Laws to conduct their business as currently conducted; and each such Permit is in full force and effect and there are no Proceedings pending to revoke or adversely modify any of such Permits;
(c)neither the Company nor its Subsidiary, or to the knowledge of the Company any other Person, has disposed of, discharged or released any Hazardous Materials at any property currently or formerly owned, leased or operated by the Company or its Subsidiary;
(d)(i) no written notice, order, request for information, complaint or penalty has been received by the Company or its Subsidiary, and (ii) there are no judicial, administrative or other actions, suits or Proceedings pending, against the Company or its Subsidiary or, to the knowledge of the Company, threatened, in the case of each of clauses (i) and (ii), which relates to or that alleges either a violation of any Environmental Law or a liability pursuant to any Environmental Law of the Company or its Subsidiary, except for such matters that have been settled, dismissed, paid, or otherwise resolved, in each case with no remaining obligations to be performed by the Company or its Subsidiary;
(e)there are no Hazardous Materials are present in, on, or under any property owned by the Company or its Subsidiary except in compliance with Environmental Law and in a manner that would not reasonably be expected to result in material liability to the Company or its Subsidiary;
(f)neither the Company nor its Subsidiary has generated, treated, stored, transported, disposed of or arranged for the transport or disposal of any Hazardous Materials except in such a manner that has not resulted and would not reasonably be expected to result in any material liabilities under any Environmental Law, and neither the Company nor its Subsidiary has received any written notice from any Person of any alleged or actual liability with respect to the transport or disposal of any Hazardous Materials; and
(g)the Company has made available to Parent all material environmental reports, permits and correspondence in its possession relating to the Company or its Subsidiary or any location that the Company or its Subsidiary currently or formerly owned, leased or operated.

Section 3.17    Taxes.
(a)(i) All income and other material Tax Returns that are required to be filed with the appropriate Taxing Authorities by or with respect to the Company or its Subsidiary have been timely filed under Applicable Law; (ii) all material amounts of Taxes due and payable by the Company or its Subsidiary (whether or not shown as due on any Tax Returns) have been timely paid in full; (iii) such Tax Returns are in all material respects true, correct and complete; and (iv) all material amounts of Taxes that the Company or its Subsidiary is obligated to withhold from amounts owing to any employee, creditor or third party have been fully and timely withheld and remitted or paid to the appropriate Taxing Authority and the Company and its Subsidiary have complied in all material respects with all related information reporting requirements.
(b)Neither the Company nor its Subsidiary has agreed to or consented to enter into a written agreement waiving or extending any statute of limitations in respect of Taxes in which any Tax may be assessed or collected by any Taxing Authority with respect to any Tax matter which waiver or extension is currently in force with respect to the Company or its Subsidiary.
(c)There is no claim, audit, action, suit, proceeding, examination or investigation now pending or threatened in writing against or with respect to the Company or its Subsidiary in respect of any Tax. All deficiencies asserted, or assessments made by any Taxing Authority with respect to the Company or its Subsidiary have been fully paid, settled or withdrawn.
(d)There are no (and immediately following the Closing there will not be) Tax Liens on any of the assets of the Company or its Subsidiary (other than Permitted Liens).
(e)The Company or its Subsidiary is not a party to or bound by any Tax allocation, Tax indemnity, Tax sharing or similar agreement (other than leases and commercial contracts entered into in the ordinary course of business and not primarily related to Taxes).
(f)No written claim has been made by any Taxing Authority in a jurisdiction where the Company or its Subsidiary does not file Tax Returns that the Company or its Subsidiary is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.
(g)There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company or its Subsidiary with respect to any Tax. There is no material property or obligation of the Company or its Subsidiary, including uncashed checks to vendors, customers or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that is, or may become prior to the Closing, escheatable or reportable as unclaimed property to any Governmental Authority under any applicable escheatment, unclaimed property or similar Applicable Law.
(h)The Company, and any predecessor of the Company, has in effect a valid election under Section 1362(a) of the Code and has been validly treated as an S corporation under Section 1361 of the Code for U.S. federal income Tax purposes and has qualified as an S corporation for state and local Tax purposes in all jurisdictions in which the Company is subject to income Tax at all times during its existence and the Company will continue to be an S Corporation up to and including the Closing Date. No election has been made to treat the Company as other than an S Corporation for U.S. federal or applicable state or local income Tax purposes. No claim by a Taxing Authority has ever been made challenging the status of the Company as an S Corporation. The Shareholders are each eligible S Corporation shareholders pursuant to Section 1361 of the Code (and applicable state and local income Tax purposes) and all applicable elections have been validly and timely filed.
(i)Fairmount Park, Inc. is a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3) of the Code for U.S. federal, and applicable state and local, income Tax purposes.
(j)Neither the Company, nor its Subsidiary, nor any of their Affiliates will be subject to Tax under Sections 1374 or 1375 of the Code (or any similar provision of state or local Applicable Law), including as a result of the transactions contemplated by this Agreement.
(k)In the past five (5) years, the Company has not acquired assets from another corporation in a transaction(s) in which the Company’s Tax basis for such assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of the transferor.
(l)Neither the Company nor its Subsidiary has engaged in a trade or business, has or ever had a branch, agency, office, or permanent establishment in any jurisdiction outside of the jurisdiction of its formation (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to Tax or required to file Tax Returns in any jurisdiction other than the jurisdiction where it was formed.
(m)Neither the Company nor its Subsidiary is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than the group of which the Company or its Subsidiary is or was the common parent), and neither the Company nor its Subsidiary has any liability for the Taxes of any

Person (other than the Company or its Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of law), as a transferee or successor, by Contract (other than commercial agreements the primary purpose of which does not relate to Taxes) or otherwise.
(n)Neither the Company nor its Subsidiary has been a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code or such portion of Section 356 of the Code as relates to Section 355 of the Code.
(o)Except as set forth on Section 3.17(o) of the Company Disclosure Schedule, no power of attorney granted by the Company or its Subsidiary with respect to any Taxes is currently in force.
(p)All related party transactions involving the Company or its Subsidiary comply in all material respects with the principles set forth in Section 482 of the Code and Treasury Regulations promulgated thereunder (and any corresponding provision of Applicable Law relating to Tax).
(q)The Company and its Subsidiary have properly collected and remitted all material amounts of sales and similar Taxes with respect to sales or leases made or services provided to its customers and has properly received and retained any appropriate Tax exemption certificates or other documentation for all such sales, leases, or other services made without charging or remitting sales or similar Taxes that qualify as exempt from sales and similar Taxes.
(r)No private letter rulings, technical advice memoranda, closing agreements, voluntary disclosure agreements, or similar agreements or rulings that are, or would be currently applicable have been requested, entered into or issued by any Taxing Authority with respect to the Company or its Subsidiary.
(s)Neither the Company nor its Subsidiary is a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulations Section 1.6011-4(b), nor has it been a party to such a transaction nor have claimed any tax benefit from any such transaction in any taxable year which remains open to or for assessment.
(t)Neither the Company nor its Subsidiary has deferred any obligation to pay Taxes pursuant to the 2020 Tax Acts or in connection with IRS Notices 2020-65 or 2021-11 (or any corresponding provisions of applicable Law) that have not subsequently been paid in full.
(u)None of the assets of the Company (other than the Company’s interest in its Subsidiary) or its Subsidiary constitutes equity in another Person for U.S. federal income tax purposes.

(v)Neither the Company nor its Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar Applicable Law); (B) “closing agreement” as described in Section 7121 (or any corresponding or similar Applicable Law) executed on or prior to the Closing Date; (C) installment sale made prior to the Closing Date; (D) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (E) use of an improper method of accounting for a taxable period on or prior to the Closing Date.
(w)For purposes of this Section 3.17, any reference to the Company or its Subsidiary shall be deemed to include any Person that merged with or was liquidated or converted into the Company or its Subsidiary.
Section 3.18    Tangible Property. Except as set forth on Section 3.18 of the Company Disclosure Schedule, each of the Company and its Subsidiary has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests or licenses in, all of the properties and assets (tangible and intangible), real, personal and mixed, used by them, located on their premises or shown on the current balance sheet of Fairmount Park, Inc. or acquired after the date thereof (other than inventory sold in the ordinary course of business), free and clear of all Liens, except for Permitted Liens. The tangible assets or personal property owned or licensed by the Company and its Subsidiary are all the tangible assets or personal property necessary to operate the businesses of the Company and its Subsidiary in all material respects as currently conducted. The buildings, machinery, equipment and other tangible assets that the Company and its Subsidiary own or lease are suitable for the purposes for which they have been previously, and for which they are presently, used and, to the knowledge of the Company, are (i) free from material defects and (ii) have been maintained in accordance with normal industry practice.
Section 3.19    Top Suppliers. Section 3.19 of the Company Disclosure Schedules contains a true and correct list of the top twenty (20) suppliers of the Company and its Subsidiary, whether of products, services, Intellectual Property Rights or otherwise, by dollar volume of sales and purchases, respectively, for each of the calendar years ending December 31, 2022 and December 31, 2023 (each such supplier, a “Top Supplier”). Since January 1, 2022, none of the Top Suppliers has indicated that it will stop, or materially decrease the rate of, supplying materials, products or services to the Company or its Subsidiary, or otherwise materially change the terms of its relationship with the Company or its Subsidiary. Neither the Company nor its Subsidiary has any reason to believe that any Top Supplier will stop, or materially decrease the rate of, supplying products or services to the Company or its Subsidiary or otherwise materially change the terms of its relationship (including the pricing) with the Company or its Subsidiary after, or as a result of, the consummation of any transactions contemplated by this Agreement or that any such supplier is threatened with bankruptcy or insolvency, and neither the Company nor its

Subsidiary know of any fact, condition or event which would adversely affect the relationship of the Company or its Subsidiary with any such supplier.
Section 3.20    Interested Party Transactions. Except as set forth on Section 3.20 of the Company Disclosure Schedules, neither any officer, employee, manager or director of the Company or its Subsidiary, nor any Shareholder, nor any Affiliate of any of the foregoing (each, an “Interested Party”) (a) is a party to any Contract in which the Company or its Subsidiary is a counterparty, including the provision of any personal guarantee of the Company’s obligations under any Contract, (b) has any claim against or owes any amount to, or is owed any amount by, the Company or its Subsidiary (other than for compensation for services), or (c) otherwise owns or leases any material asset, property, or right which is used by the Company or its Subsidiary; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “ownership” for purposes of this Section 3.20. All transactions pursuant to which any Interested Party has purchased any Real Property, products, services, Technology or Intellectual Property Rights from, or sold or furnished any Real Property, products, services, Technology or Intellectual Property Rights to, either the Company or its Subsidiary have been on an arms-length basis on terms no less favorable to the Company or its Subsidiary than would be available from an unaffiliated party.
Section 3.21    Indebtedness; PPP Loans.
(a)Except as set forth on Section 3.21(a) of the Company Disclosure Schedules, the Company and its Subsidiary have no outstanding Indebtedness and are not liable for any Indebtedness of any other Person.
(b)Other than as set forth on Section 3.21(b) of the Company Disclosure Schedules, neither the Company nor its Subsidiary has applied for any CARES Act stimulus fund programs or other programs relating to the COVID-19 pandemic (including pursuant to the Paycheck Protection Program) or received any funds, benefits, deferrals or any other kind of remuneration in connection with the COVID-19 pandemic and issues relating thereto. Neither the Company nor its Subsidiary is the subject of an audit, investigation or other inquiry by any Governmental Authority with respect to its application for, or receipt of, any such funds.
(c)The Company’s and its Subsidiary’s application for the PPP Loans and the Company’s and its Subsidiary’s application for forgiveness of such PPP Loans, including all representations and certifications contained therein, are true, correct and complete in all respects and were otherwise completed in accordance with the CARES Act. The Company and its Subsidiary have used the proceeds of the PPP Loans solely for the purposes permitted by the CARES Act and have complied in all respects with the loan agreements governing the PPP Loans and with all requirements of the CARES Act in connection with the PPP Loans.

(d)The PPP Loans have each been fully and finally forgiven pursuant to and in accordance with applicable U.S. Small Business Administration rules and regulations.
Section 3.22    Restrictions on Business Activities. Except as set forth on Section 3.22 of the Company Disclosure Schedules, there is no Contract, Order, or other instrument binding upon the Company, its Subsidiary, any Shareholder, or the current or former officers, managers or directors of the Company or its Subsidiary which restricts or prohibits the Company or the its Subsidiary from competing with any other Person, from engaging in any business or from conducting activities in any geographic area, or which otherwise restricts or prohibits the conduct of the business of the Company or its Subsidiary.
Section 3.23    Banking Relationships. Section 3.23 of the Company Disclosure Schedules sets forth a complete and accurate list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which either the Company or its Subsidiary has an account, safe deposit box or other arrangement, the account numbers, and the names of all Persons authorized to draw on or who have access to such accounts, safe deposit boxes or other arrangements.
Section 3.24    Improper Payments. None of the Company, its Subsidiary and any of their respective officers or directors nor, to the knowledge of the Company, any of the Company’s Affiliates, equity holders (including the Shareholders), employees or agents has, acting by or on behalf of the Company or its Subsidiary or for the benefit of the Company or its Subsidiary, (a) violated any provisions of the U.S. Foreign Corrupt Practices Act of 1977 or the rules and regulations promulgated thereunder or any other applicable bribery or anti-corruption Applicable Law in any relevant jurisdiction in connection with the Company or its Subsidiary, or (b) without limiting the generality of clause (a), (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was or was expected to be in a position to help or hinder the Company or its Subsidiary (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for the purpose of facilitating any of the matters set forth in clause (i) above.
Section 3.25    Financial Advisors. Other than Wells Fargo Securities, LLC, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company or its Subsidiary in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment (including any success fees, brokerage or finders’ fees or agents’ commissions) from the Company or its Subsidiary in respect thereof. Any fees and expenses of Wells Fargo Securities, LLC will be paid in full at the Closing.
Section 3.26    No Other Representations. Except as expressly set forth in this Article III, in any certificate delivered under this Agreement and in any Transaction Agreement, none of the

Company, its Subsidiary or any of their Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or any other Person has made, or is making, any representation or warranty whatsoever to the Parent or any of its Affiliates and, for avoidance of doubt, none of the foregoing Persons make (except as is expressly set forth in this Article III, in any certificate delivered under this Agreement and in any Transaction Agreement) any representations or warranties with respect to any projections, forecasts or forward-looking information provided or made available, or statements made, to the Parent prior to the execution of this Agreement whether through any “virtual data room” made available by the Company or its Subsidiary or any presentations made by the Company, its Subsidiary or any of their Representatives (including, for the avoidance of doubt, any “management presentations”), and there is no assurance that any projected or forecasted results or forward-looking information will be achieved.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as disclosed in the disclosure schedule delivered by the Parent in connection with this Agreement (the “Parent Disclosure Schedules”), the Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that each statement contained in this Article IV is true, correct and complete as of the date hereof and as of the Closing Date.
Section 4.1    Organization and Authority. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate and organizational powers and authority required to enter into this Agreement and the other Transaction Agreements to which the Parent is (or will be) a party, to carry out its obligations hereunder or thereunder and to consummate the transactions contemplated hereby and thereby. Merger Sub is an Illinois corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all corporate and organizational powers and authority required to enter into this Agreement and the other Transaction Agreements to which Merger Sub is (or will be) a party, to carry out its obligations hereunder or thereunder and to consummate the transactions contemplated hereby and thereby. Merger Sub is a wholly-owned Subsidiary of the Parent; provided that at the Effective Time Merger Sub will be merged out of existence. The execution and delivery by the Parent and Merger Sub of any Transaction Agreement to which the Parent or Merger Sub is (or will be) a party, the performance by the Parent and Merger Sub of its respective obligations hereunder and thereunder, and the consummation by the Parent and Merger Sub of the transactions contemplated hereby and thereby are within the corporate and organizational powers of the Parent and Merger Sub and have been duly authorized by all requisite organizational action on the part of the Parent and Merger Sub. When this Agreement and each other Transaction Agreement to which the Parent or Merger Sub is or will be a party has been duly executed and delivered by the Parent or Merger Sub (assuming due authorization, execution, and delivery by each other party thereto), this Agreement and each other Transaction Agreement to which the Parent or Merger Sub is or will be a party will constitute a legal and binding obligation of the Parent or Merger Sub, as applicable, enforceable against the Parent or

Merger Sub, as applicable, in accordance with its respective terms, subject to the Remedies Exception.
Section 4.2    Governmental Authorization. The execution, delivery and performance by the Parent and Merger Sub of this Agreement and each other Transaction Agreement to which the Parent or Merger Sub will be a party require no notice, waiver, Order, registration, approval, consent, authorization or action by, to or in respect of, or filing with, any Governmental Authority by the Parent other than (i) the filing of Articles of Merger with the Secretary of State of the State of Illinois, in accordance with the applicable provisions of the IBCA, (ii) the applications, notices and Permits set forth in Section 4.2 of the Parent Disclosure Schedules (the “Regulatory Approvals”), (iii) the appropriate filings and approvals under the rules of The New York Stock Exchange, and (iv) any actions or filings, the absence of which, individually or in the aggregate, would not materially impair or delay the ability of the Parent or Merger Sub to consummate the transactions contemplated by this Agreement. To the Parent’s knowledge, and with respect to the Parent and its Affiliates only and not with respect to the Company or any of its Affiliates, there is no existing material fact, which if known to Governmental Authorities, would reasonably be expected to result in the failure to obtain any Regulatory Approvals.
Section 4.3    Non-Contravention. The execution, delivery and performance by the Parent and Merger Sub of this Agreement and each other Transaction Agreement to which the Parent or Merger Sub will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Parent or Merger Sub or any resolution adopted by the board of directors or shareholders of the Parent or Merger Sub; (b) assuming receipt of the Regulatory Approvals, conflict with or result in the violation or breach of any Applicable Law (including any Gaming Laws); (c) except as set forth in Section 4.3 of the Parent Disclosure Schedules, violate or conflict with, require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, modification, cancellation or acceleration of any right or obligation of the Parent or Merger Sub or to a loss of any benefit to which the Parent or Merger Sub is entitled under (i) any provision of any Contract to which the Parent or Merger Sub is a party or by which the Parent or Merger Sub is bound or to which any of their respective assets are subject or (ii) any Permit affecting the Parent or Merger Sub or any of their respective businesses or assets; or (d) result in the creation or imposition of any Lien on any asset of the Parent or Merger Sub, except for such exceptions, in the case of each of clauses (b), (c) and (d), as, individually or in the aggregate, would not materially impair or delay the ability of the Parent or Merger Sub to consummate the transactions contemplated by this Agreement.
Section 4.4    Litigation. There are no Proceedings pending or, to the knowledge of the Parent, threatened that, individually or in the aggregate, would, or would be reasonably be expected to, have a Parent Material Adverse Effect.

Section 4.5    Capitalization.
(a)As of the date of this Agreement, (i) the authorized capital stock of the Parent consists of (a) 280,000,000 shares of common stock, with a par value of $0.0001 per share, including three separate series of common stock consisting of (x) 250,000,000 shares of Parent Common Stock, (y) 10,000,000 shares of Class A-2 Common Stock and (z) 20,000,000 shares of Class F Common Stock and (b) 1,000,000 shares of preferred stock with a par value of $0.0001 per share, and (ii) the issued and outstanding equity interests of the Parent consist of 82,765,130 shares of Parent Common Stock (not including any treasury shares) and 3,333,363 shares of Class A-2 Common Stock. All issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to and were not issued in violation of any preemptive rights.
(b)The shares of Parent Common Stock issued pursuant to the Merger, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully-paid and non-assessable, and will not have been issued in violation of any preemptive or similar rights created under the Parent’s Organizational Documents (as in effect at the time of such issuance) or Applicable Law.
(c)There are no securities or instruments issued by or to which the Parent is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the shares of Parent Common Stock pursuant to the Merger that have not been or will not be validly waived at or prior to the Closing.
(d)The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by the Parent. Merger Sub has not engaged in any activities other than the execution of this Agreement, the performance of its obligations hereunder, and matters ancillary thereto, and, prior to the Effective Time, will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated by this Agreement.
Section 4.6    Parent SEC Reports; Undisclosed Liabilities.
(a)Since January 1, 2023, the Parent has timely filed or furnished, as applicable, all Parent SEC Reports. Each Parent SEC Report complied, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing) or in the case of registration statements, on the date of effectiveness thereof, in all material respects with the then applicable requirements of the Securities Act, the Exchange Act and the

Sarbanes-Oxley Act, to the extent applicable, and the listing standards and rules of the securities exchange on which the Parent Common Stock was listed at the time of such filing, as the case may be, each as in effect on the date that such Parent SEC Report was filed. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing) or in the case of registration statements, on the date of effectiveness thereof, each Parent SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Parent is, and since January 1, 2023 has been, in compliance in all material respects with the applicable provisions and requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the listing standards and rules of The New York Stock Exchange. Since the filing date of the Parent’s most recent Form 10-K or Form 10-Q, no events, facts or circumstances have occurred such that management would not be able to complete its assessment of the effectiveness of the Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act when next due, and conclude, after such assessment, that such system was effective. As of the date of this Agreement, there are no outstanding or unresolved comments received from the Securities and Exchange Commission with respect to the Parent SEC Reports or any registration statement filed by the Parent and to the knowledge of the Parent, none of the Parent SEC Reports is the subject of ongoing Securities and Exchange Commission review or investigation. No Subsidiary of the Parent is, or since January 1, 2023 has been, required to file any forms, reports or documents with the Securities and Exchange Commission.
(b)The consolidated financial statements (including any related notes and schedules) of the Parent and its Subsidiaries filed with the Parent SEC Reports (i) complied, as of their respective dates of filing with the Securities and Exchange Commission, in all material respects with the published rules and regulations of the Securities and Exchange Commission with respect thereto during the periods and at the dates indicated (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); (ii) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q) applied on a consistent basis during the periods involved; and (iii) fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Parent and its consolidated Subsidiaries as of the dates thereof or for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments described therein).

None of the Parent or its Subsidiaries is a party to, or has any obligation or other commitment to become a party to, any “off balance sheet arrangement” (as described in Item 303(b) of Regulation S-K promulgated by the Securities and Exchange Commission) that has not been so described in the Parent SEC Reports.
(c)The Parent has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act). The Parent’s disclosure controls and procedures are designed to ensure that (i) all material information required to be disclosed by the Parent in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission; and (ii) such material information is accumulated and made known to the Chief Executive Officer and Chief Financial Officer of the Parent, as appropriate to allow timely decisions regarding required disclosure and to make the certifications required under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2023, the principal executive officer and principal financial officer of the Parent have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications were true, correct and complete as of their filing dates. Neither the Parent nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.
(d)The Parent has established and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that are designed to ensure reasonable assurance regarding the reliability of the Parent’s financial reporting and the preparation of the Parent’s financial statements for external purposes in accordance with GAAP. Since January 1, 2023, neither the Parent nor the Parent’s independent registered public accounting firm has identified or been made aware of (i) any material weakness in the system of internal control over financial reporting, including the design and operation thereof, used by the Parent and its Subsidiaries that has not been subsequently remediated; (ii) any fraud or illegal act that involves the Parent’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Parent and its Subsidiaries; or (iii) any claim or allegation regarding any of the foregoing and the Parent has disclosed based on its most recent evaluation of the Parent’s internal control over financial reporting prior to the date hereof, to the Parent’s auditors and the audit committee of the Parent’s board of directors, all matters described by the immediately preceding clauses (i) through (iii). To the knowledge of the Parent, since January 1, 2023, neither the Parent nor any of its Affiliates has identified or been made aware of any material illegal act or fraud related to the business of the Parent or its Subsidiaries.
Section 4.7    Listing and Maintenance Requirements. The Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on The New York Stock Exchange, and the Parent has taken no action that has had, or is reasonably likely to have, the effect of terminating the registration of the Parent Common Stock under the Exchange Act or delisting the Parent Common Stock from The New York Stock Exchange, nor has the Parent received any notification that the Securities and Exchange Commission or The New York Stock Exchange is contemplating terminating such registration or listing.
Section 4.8    Independent Investigation. The Parent and Merger Sub acknowledge and agree that they have conducted their own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the Company, its Subsidiary and the business, assets, condition, operations and prospects of the Company and its Subsidiary. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, other than reliance on the representations, warranties, covenants and obligations set forth in this Agreement and the Transaction Agreements, the Parent and Merger Sub have relied solely on their own independent investigation, analysis and evaluation of the Company and its Subsidiary (including their own estimate and appraisal of the value of the business, financial condition, assets, operations and prospects of the Company and its Subsidiary). The Parent and Merger Sub acknowledge and agree that, (i) other than as set forth in this Agreement and in any other Transaction Agreement, none of the Company or any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or Representatives or any other Person makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of, or has any direct personal liability or responsibility whatsoever to Parent or Merger Sub on any basis (including contract, tort, at law, or in equity or otherwise) based upon, any of the information provided or made available to the Parent and Merger Sub or their agents or other Representatives prior to the execution of this Agreement or with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or its Subsidiary, and (ii) none of the Company or any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or Representatives or any other Person makes or has made any representation or warranty, either express or implied, as to, or has any direct personal liability or responsibility whatsoever (except for Fraud) to Parent or Merger Sub on any basis (including contract, tort, at law, or in equity or otherwise) related to, any future development, construction, or operation of a “racino” on or about the Owned Real Property, including any application fees, gaming position fees, “reconciliation payments” (as defined in the applicable Gaming Laws), construction costs, Taxes, fees or other costs and expenses that may be incurred in connection therewith; provided that the foregoing shall not apply to, limit or waive (x)

any representation or warranty set forth in Article VIII and (y) any liability or responsibility for (1) any negligent or more culpable conduct in connection with the development, construction, or operation of a “racino” on or about the Owned Real Property that occurs prior to Closing or (2) any conduct, actions or expenditures incurred or taken by the Company or any of its Affiliates or any of their respective directors, officers, employees, stockholders, or Representatives in connection with the development, construction, or operation of a “racino” on or about the Owned Real Property prior to Closing other than (A) in material compliance with Section 5.1(a) of this Agreement or (B) at the direction of the Parent.
Section 4.9    Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Parent or Merger Sub in connection with the transactions contemplated by this Agreement, and no such Person is entitled to any fee or commission or like payment from the Parent or Merger Sub in respect thereof.
Section 4.10    No Other Representations. Except as expressly set forth in this Article IV, in any certificate delivered under this Agreement and in any Transaction Agreement, none of the Parent, Merger Sub, or any of their respective Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or any other Person has made, or is making, any representation or warranty whatsoever to the Company, the Company’s Subsidiary, the Shareholders or any of their respective Affiliates and, for avoidance of doubt, none of the foregoing Persons make (except as is set forth in this Article IV, in any certificate delivered under this Agreement and in any Transaction Agreement) any representations or warranties with respect to any projections, forecasts or forward-looking information provided or made available, or statements made, to the Company, the Company’s Subsidiary or any Shareholder prior to the execution of this Agreement, and there is no assurance that any projected or forecasted results or forward-looking information will be achieved.

ARTICLE V
COVENANTS OF THE PARTIES
Section 5.1    Conduct of Business.
(a)During the period from the date of this Agreement and continuing until the Closing or earlier termination of this Agreement pursuant to Article VII, except (i) as required by Applicable Law, or (ii) with the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall (and shall cause its Subsidiary to): (A) conduct their business in the ordinary course in a manner consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact their current business organizations, operations, franchises and Permits, and (C) use commercially reasonable efforts to preserve the rights, franchises, goodwill, relationships and agreements of and with their employees, customers, suppliers, regulators (including Regulatory Authorities) and others having relationships with their business; provided, however, neither the Company nor its Subsidiary shall have any obligation to incur or pay any costs, fees or expenses related to, or otherwise continue to pursue, the planning, funding, development or construction of a “racino” on or about the Owned Real Property (the “Racino Expenses”); provided further, however, that in the event the Company or its Subsidiary actually pays any such Racino Expenses from and after the date of this Agreement, then the total amount of any such Racino Expenses actually paid by the Company or its Subsidiary after the date of this Agreement but prior to 11:59 p.m., Central time, on the day immediately preceding the Closing Date shall be treated as follows (regardless of whether such Racino Expenses were incurred at the direction of Parent, the Company, or any other party): (1) if the Closing occurs, such amount shall be included in the calculation of Adjusted Closing Cash, or (2) if this Agreement is terminated and the Closing contemplated herein does not occur for any reason (other than a termination in accordance with Section 7.1(c)(i)), such amount shall be paid by the Parent to the Company in immediately available funds not more than ten (10) Business Days after the delivery by the Company to the Parent of reasonable documentation indicating the amount of such Racino Expenses. Notwithstanding the immediately preceding sentence, during the period from the date of this Agreement and continuing until the Closing or earlier termination of this Agreement pursuant to Article VII, neither the Company nor its Subsidiary shall incur or pay any Racino Expenses in excess of $250,000 individually or in the aggregate (subject to any required adjustments by the Illinois Gaming Board) unless such Racino Expenses (x) have been approved in an advanced writing (which may include email approval) by an authorized officer of Parent, or (y) have been incurred by or at the direction of any consultant or contractor (whether an individual or entity) who is engaged by the Company or its Subsidiary and approved in writing by the Parent (or who is engaged by Parent to the extent such engagement is permitted or approved by applicable regulatory authorities) for purposes of planning, funding, developing or constructing the “racino” on or about the Owned Real Property. In the event the Company or its Subsidiary incurs any Racino Expenses in excess of such amount other than in accordance with subsections (x) and (y) hereof, then such excess Racino Expenses shall not be included in the calculation of Adjusted Closing Cash and shall not be reimbursable to the Company (as applicable).
(b)Without limiting the generality of the foregoing, except (x) as set forth on Section 5.1(b) of the Company Disclosure Schedules, (y) as required by Applicable Law, or (z) with the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the Closing or earlier termination of this Agreement pursuant to Article VII, the Company shall not (and shall cause its Subsidiary not to):
(i)amend (whether by merger, consolidation or otherwise) or modify any of the Organizational Documents of the Company or its Subsidiary;
(ii)acquire or agree to acquire (whether by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material rights, licenses (other than Regulatory Approvals), properties, assets or Equity Interests of any other Person;
(iii)lease, dispose of, encumber, abandon, sell, assign, transfer (whether by merger, consolidation, disposition of stock or assets or otherwise) or allow a Lien to be placed on, directly or indirectly, any rights, licenses, properties, assets or Equity Interests of the Company or its Subsidiary;
(iv)except as otherwise contemplated by this Agreement or required by the terms of any Company Benefit Plan set forth in Section 3.15(a) of the Company Disclosure Schedules, Applicable Law or any Collective Bargaining Agreement, (1) grant or increase any actual or potential severance or termination pay or benefits (or amend any existing severance or termination pay arrangement) to any Company Employee, or enter into any employment, deferred compensation or other similar agreement (or amend any existing agreement) with any Company Employee, (2) establish, adopt or amend any collective bargaining agreement covering Company Employees, (3) grant or increase compensation, bonus or other benefits payable to any Company Employee, except in the ordinary course of business consistent with past practice (which do not in the aggregate exceed five percent (5%) of the total compensation expenses payable to all Company Employees in respect of fiscal year 2023), or (4) adopt or amend or terminate any Company Benefit Plan (or any plan, program, policy, fund, arrangement or agreement that would be a Company Benefit Plan if it were in effect on the date of this Agreement);
(v)withdraw (whether partially or completely) from any Multiemployer Plan or otherwise cause the incurrence of any withdrawal liability (within the meaning of Title IV of ERISA);
(vi)(1) amend, modify or renew any material term of, or waive, release, assign or accelerate any material right under, or terminate, rescind or cancel (other than a termination which occurs upon expiration in accordance with its terms), any Material Contract or (2) enter into any Contract that, if in effect on the date hereof, would be a Material

Contract, other than, in each case of clause (2) only, in the ordinary course of business in a manner consistent with past practice;
(vii)adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law;
(viii)make, change or rescind any material election relating to Taxes (other than a pass-through entity tax election), adopt or change any Tax accounting method, file an amended Tax Return or take any position on any Tax Return inconsistent with past practice, enter into any closing agreement in respect of Taxes, file any ruling or request with any Taxing Authority that relates to Taxes or Tax Returns of the Company or its Subsidiary, settle or compromise any material claim or assessment with respect to Taxes, surrender any right to any Tax refund, consent to any extension or waiver of the applicable statute of limitations with respect to any Tax of the Company or its Subsidiary, enter into any Tax sharing or similar agreement or arrangement (other than, to the extent not otherwise prohibited under this Section 5.1, leases and commercial contracts entered into in the ordinary course of business and not primarily related to Taxes), initiate any voluntary Tax disclosure or Tax amnesty or similar filings with any Governmental Authority, or take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax assets of Parent, the Company or its Subsidiary in respect of any post-Closing Tax period;
(ix)enter into any transaction with any Affiliate;
(x)effectuate or permit a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or its Subsidiary;
(xi)make material changes in financial or tax accounting methods;
(xii)waive or release any material rights or claims of the Company or its Subsidiary in an amount in excess of $100,000;
(xiii)make any change in the lines of business in which the Company or its Subsidiary participates or is engaged or materially change the operations of the Company or its Subsidiary;

(xiv)fail to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by them as of the date hereof;
(xv)enter into any commitments that would obligate the Company or its Subsidiary to make capital expenditures or commitments for capital additions to the Real Property, including property, plant or equipment constituting capital assets, after the Closing;
(xvi)create, incur or assume any Indebtedness (other than Indebtedness that will be repaid, discharged and otherwise satisfied at or prior to Closing);
(xvii)commence or settle any Proceeding or threat of any Proceeding by or against the Company or its Subsidiary;
(xviii)fail to maintain the Real Property, including all of the Improvements, in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new material improvements on the Real Property or any portion thereof;
(xix)initiate, consent to, approve, or otherwise take any affirmative action to change the current zoning presently applicable to all or any part of the Real Property;
(xx)issue, repurchase, redeem, acquire, reclassify, recapitalize, split, combine, exchange or readjust any shares of Company Common Stock or any other Equity Interests of the Company or its Subsidiary; or
(xxi)agree or commit to do any of the foregoing.
(c)Anything in this Agreement to the contrary notwithstanding, between the date of this Agreement and the Closing, the Company and its Subsidiary shall be permitted to utilize any and all available cash to (x) pay any Transaction Expenses, and (y) declare, pay or set aside dividends or other distributions from Fairmount Park, Inc. to the Company and from the Company to the Shareholders, in each case, at such times and in such amounts as the Company shall deem necessary, appropriate or desirable.
(d)During the period from the date of this Agreement and continuing until the Closing or earlier termination of this Agreement pursuant to Article VII, except (i) as required by Applicable Law, or (ii) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), the Parent shall (and shall cause its Subsidiaries to): (A) conduct its and their business in the ordinary course in a manner consistent with past practice;

and (B) use commercially reasonable efforts to maintain and preserve intact its and their current business organization, operations and franchise and use commercially reasonable efforts to preserve the rights, franchises, goodwill and relationships of its and their employees, customers, suppliers, regulators and others having relationships with their business.
(e)During the period from the date of this Agreement and continuing until the Closing or earlier termination of this Agreement pursuant to Article VII, none of the Parties shall, and the Parties shall not permit any of their respective Affiliates to, take any action or fail to take any reasonable action within their control that could reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied or that could otherwise be reasonably expected to prevent or delay the consummation of the transactions contemplated by this Agreement.
(f)No Party shall, nor shall any Party permit their respective Subsidiaries to, take any action that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and each Party shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Merger to so qualify. The Parent and the Company intend to report, and intend to cause their respective Subsidiaries to report, the Merger for U.S. federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code.
Section 5.2    Access to Information.
(a)During the period from the date of this Agreement and continuing until the Closing or earlier termination of this Agreement pursuant to Article VII, the Company shall (and shall cause its Subsidiary to) provide the Parent and the Parent’s Representatives, upon reasonable advance notice by the Parent, with reasonable access during normal business hours to the offices, books and records, properties and Representatives (including executive officers) of the Company and its Subsidiary, cooperate in arranging such meetings as the Parent and the Parent’s Representatives reasonably considers necessary or desirable with any employees, directors, customers or suppliers of the Company or its Subsidiary (subject to appropriate arrangements regarding confidentiality), and disclose all reasonable information relating to the Company or its Subsidiary (which, for the avoidance of doubt, includes disclosing reasonable information and any correspondence with Taxing Authorities relating to any self-reporting relating to non-compliance with any Applicable Law) to the Parent’s Representatives; provided that (i) any such access and activities shall be conducted in a manner so as not to unreasonably interfere with the business or operations of the Company or its Subsidiary, and (ii) without the prior written consent of the Company, the Parent and its Subsidiaries and Representatives shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company or its Subsidiary. Notwithstanding anything herein to the contrary, the Company and its Subsidiary shall not be required to provide such access or disclose any information to the Parent or its Subsidiaries and its and their Representatives to the extent doing so would, as determined by the Company’s outside counsel in its reasonable discretion, be reasonably likely to (x) result in a waiver of attorney-client privilege, work product doctrine or similar privilege, (y) violate any material agreement to which the Company or its Subsidiary is a party or (z) violate any Applicable Law to which the Company or its Subsidiary is subject; provided, that the Company shall provide as much access and disclose as much information as would not result in such waiver or violation under the circumstances and use commercially reasonable efforts to furnish the remainder of such access or information in a manner that would not jeopardize such privilege or contravene such agreement or Applicable Law. All requests for such access or information shall be directed to such Persons as the Company may designate in writing from time to time (collectively, the “Designated Contacts”) which as of the date hereof are Robert V. Vitale and Melissa Helton. Prior to the Closing, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), none of the Parent, its Affiliates or their respective Representatives shall initiate contact with any Company Employee, contractor, supplier, customer, landlord or other material business relationship of the Company or its Subsidiary with respect to the Company, its Subsidiary or the transactions contemplated by this Agreement, other than (A) initiating contact with any Designated Contact and (B) initiating contact with any contractor, supplier, customer, or other material business relationship of the Company or its Subsidiary which the Parent or its Affiliates has a current or ongoing relationship with.
(b)For a period of seven (7) years after the Closing, the Parent shall (i) provide the Shareholders and their Representatives, upon reasonable advance notice and under reasonable circumstances, reasonable access to the appropriate books and records (including all electronic data related thereto) relating to the Company and its Subsidiary during the Parent’s normal business hours, (ii) permit such Persons to make copies of any such books and records and (iii) furnish to such Persons any financial and operating data or other information relating to the Company and its Subsidiary as reasonably requested by any such Person to the extent necessary for the preparation of insurance claims, financial statements, regulatory filings, or Tax Returns in respect of periods ending on, prior to or including the Closing Date.
Section 5.3    Further Assurances; Shareholder and Regulatory Approvals.

(a)Subject to the terms and conditions of this Agreement, each of the Parties shall use their best efforts to take or cause to be taken all actions, and do or cause to be done all things necessary or desirable under Applicable Law (including any Gaming Laws) to consummate the transactions contemplated by this Agreement (including the receipt of all Regulatory Approvals).
(b)Each of the Parties shall promptly notify the other Parties of any written notice or communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.
(c)In furtherance and not in limitation of the foregoing, each of the Parties shall use their best efforts to:
(i)(A) cooperate with each other in determining whether any applications, notices, registrations and requests are required or advisable to be filed with any Governmental Authority (including any Regulatory Authority) in order to consummate the transactions contemplated by this Agreement; (B) file, individually or jointly, as appropriate, as promptly as practicable but in no event later than fifteen (15) days after the date hereof (unless a longer period is mutually agreed), such applications, notices, registrations and requests as may be required or advisable to be filed by it with any Governmental Authority in order to consummate the transactions contemplated by this Agreement, including all applications and supporting documents necessary to obtain all Regulatory Approvals as promptly as reasonably practicable; and (C) supply as promptly as reasonably practicable any additional information and documentary material that may be requested by any such Governmental Authority (including any Regulatory Authority);
(ii)subject to Applicable Law relating to the sharing of information, furnish the other Party with copies of all material documents (except documents or portions thereof for which confidential treatment has been requested or given) and correspondence (A) prepared by or on behalf of such Party for any Governmental Authority (including any Regulatory Authority) affording the other Party opportunity to comment and participate in responding, where appropriate; and (B) received by or on behalf of such Party from any Governmental Authority (including any Regulatory Authority), in each case in connection with any such consent, authorization, order or approval;
(iii)give all notices to, and obtain all consents, approvals or authorizations from, all third parties that are described in Schedule 5.3(c)(iii) in respect of the Contracts set forth therein; provided, however, that no Party shall be obligated to pay any consideration to any third party from whom consent, approval or authorization is requested; and
(iv)consult with and keep the other Parties informed as to the status of such matters.
d.No Party shall meet or engage in substantive conversations with any Governmental Authority (including any Regulatory Authority) or representative of such Governmental Authority in connection with obtaining any such consent, authorization, order and approval unless, to the extent reasonably practicable, it consults with the other Parties in advance and, to the extent permitted by the Governmental Authority, offers the other Parties the opportunity to participate in such meeting or conversation. No Party shall, and shall cause their respective Affiliates not to, take, refrain from taking or cause to be taken any action that such Person is aware or should reasonably be aware would have the effect of materially delaying, impairing or impeding the receipt of any consent, authorization, order or approval of any Governmental Authorities.
Section 5.4    Publicity. Except for any press release or press releases in a form to be mutually agreed upon by the Company and the Parent immediately after execution of this Agreement, no Party (including the Shareholder Representative) or its Affiliates or any of their respective equityholders, directors, officers, employees, agents or Representatives, shall, without the prior written consent of the other Parties, issue any press release or make any other public announcement relating to this Agreement or the transactions contemplated hereby or publicly announce or publicly disclose the financial terms of the transactions contemplated hereby, except in each case to the extent required by Applicable Law, any regulatory or supervisory body or the rules of any securities exchange to which the disclosing party is subject. Notwithstanding the foregoing, the Parent may make any public statement with respect to the anticipated effect of the transactions contemplated by this Agreement on the Parent’s business and its financial projections, with investors, analysts and financing sources, including on its periodic earnings calls and in any “road show”, and any public disclosure as required by the United States Securities and Exchange Commission, Financial Industry Regulatory Authority or other Governmental Authority as the Parent may reasonably determine without prior consultation with any other Party (including the Shareholder Representative).
Section 5.5    Employee Benefits.
(a)For a period of one (1) year following the Effective Time, the Parent shall, or shall cause the Surviving Corporation to, continue to provide to each Company Employee who is employed by the Company or its Subsidiary as of the Effective Time and who remains employed with the Parent or any Subsidiary of the Parent immediately after the Effective Time (the “Covered Employees”) (i) compensation and employee benefits pursuant to compensation and employee benefit plans, programs, policies or arrangements maintained by the Parent or any

Subsidiary of the Parent providing coverage and benefits, which, in the aggregate, are no less favorable than those provided to employees of the Parent or any of its Subsidiaries in positions comparable to positions held by the applicable Covered Employees, and (ii) a base salary or wage rate, as applicable, no less favorable than those provided to the Covered Employee immediately prior to the Effective Time.
(b)The Parent shall, or shall cause the Surviving Corporation to, give each Covered Employee full credit for purposes of eligibility, vesting and the determination of the amount of vacation benefits under any employee benefit plans or arrangements maintained by the Parent or any Subsidiary of the Parent for such Covered Employee’s service with the Company or its Subsidiary (and their respective predecessor entities) to the same extent recognized by the Company immediately prior to the Effective Time, except to the extent that such credit would result in a duplication of benefits or compensation for the same period of service.
(c)The Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each Covered Employee under any welfare benefit plans that such Covered Employee may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such Covered Employee and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Covered Employee immediately prior to the Effective Time, and (ii) for the first plan year of eligibility, provide each Covered Employee with credit for any co-payments and deductibles paid in such year and prior to the commencement of participation in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Covered Employee is eligible to participate in after the Effective Time. References to “Covered Employee” in this Section 5.5(c) shall also refer to the applicable Covered Employee’s eligible dependents.
(d)Notwithstanding the foregoing, for Covered Employees who are covered under a Collective Bargaining Agreement, compensation and employee benefits will comply with the requirements of the applicable Collective Bargaining Agreement. During the term of each Collective Bargaining Agreement, the Parent shall, or cause the Surviving Corporation, to comply with each such the Collective Bargaining Agreement, except to the extent that the Company, the Parent, and the union may agree to alter the wages, hours and other terms and conditions of employment contained in such Collective Bargaining Agreement. Prior to the Closing, the Company, its Subsidiary, and, to the extent required by the nature of the issues, the Shareholder Representative, will provide notice and a reasonable opportunity to negotiate to the unions and will respond to requests by the unions to bargain about the effects of the transaction contemplated by this Agreement and will bargain in good faith with the union to the extent required by Applicable Law.
(e)With respect to the Fairmount Park, Inc. Retirement Savings Plan (“401(k) Plan”) and no later than the Closing Date, the Company shall cause to be vested and made non-forfeitable the accrued benefit of each Company Employee under the 401(k) Plan and shall make to the 401(k) Plan all employer contributions that would have been made on behalf of the Company Employees had the transactions contemplated by this Agreement not occurred, regardless of any service or end of year employment requirements, but pro-rated for the portion of the plan year that ends immediately prior to the Closing Date. If requested by the Parent, the Company shall terminate the 401(k) Plan effective on the day immediately prior to the Closing Date, subject to the Closing occurring. In the event that the Parent requests that such 401(k) Plan be so terminated, the Company shall provide the Parent with evidence that such 401(k) Plan has been terminated pursuant to resolutions of the Board of Directors of the Company. If not already contemplated in the 401(k) Plan, the Company shall amend the 401(k) Plan prior to termination to permit distributions of loan promissory notes as part of “eligible rollover distributions” (within the meaning of Code § 402(c)(4)). The Parent shall make arrangements for the 401(k) plan of the Parent or its Affiliates (the “Parent 401(k) Plan”) to accept loan promissory notes as part of “eligible rollover distributions” (within the meaning of Code § 402(c)(4)) by the Covered Employees to the Parent 401(k) Plan at the election of the Covered Employee as soon as practicable following the Closing Date.
(f)Nothing contained in this Section 5.5, express or implied, shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, including any Employee Benefit Plan or Company Benefit Plan; (ii) limit the ability of the Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries or Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, including any Employee Benefit Plan or Company Benefit Plan; (iii) confer on any Person (including, for the avoidance of doubt, any current or former employee, director, officer or other service provider or any participant in a Company Benefit Plan or other Employee Benefit Plan) any third-party beneficiary rights or obligations (iv) confer any right to employment or services or continued employment or service or to a particular term or condition of employment or service with the Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries or Affiliates or (v) limit the right of the Parent, the Company, the Surviving Corporation (or any of

their respective Subsidiaries or Affiliates) to terminate the employment or service of any employee or other service provider following the Closing at any time and for any or no reason, subject to the terms of any Collective Bargaining Agreement or Applicable Law.
Section 5.6    Tax Covenants.
(a)The Parent will cause the Surviving Corporation to continue at least one significant historic business line of the Company, or cause the Surviving Corporation to use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Treasury Regulations section 1.368-1(d).
(b)No Party shall, nor shall any Party permit their respective Subsidiaries to, take any action that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and each Party shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Merger to so qualify. The Parent and the Company intend to report, and intend to cause their respective Subsidiaries to report, the Merger for U.S. federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code.
(c)The Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company or its Subsidiary after the Closing Date and shall pay all Taxes imposed on the Company or its Subsidiary on such Tax Returns. Any such Tax Return with respect to (i) a tax period ending on or before the Closing Date (a “Pre-Closing Tax Period”), and (ii) any Straddle Tax Period shall be prepared in a manner consistent with past practice (unless otherwise required by Applicable Law) and, if it is an income or other material Tax Return, shall be submitted by the Parent to the Shareholder Representative at least thirty (30) days prior to the due date (including extensions) of such Tax Return. If the Shareholder Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period or portion of any Straddle Tax Period ending on or before the Closing Date, it shall, within ten (10) days after delivery of such Tax Return, notify the Parent in writing that he so objects, specifying with particularity any such item. If a notice of objection shall be duly delivered, the Parent and the Shareholder Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If the Parent and the Shareholder Representative are unable to reach such agreement within ten (10) days after receipt by the Parent of such notice, the disputed items shall be resolved by the Neutral Accountant and any determination by the Neutral Accountant shall be final. The Neutral Accountant shall resolve any disputed items within ten (10) days of having the item referred to it pursuant to such procedures as it may require. If the Neutral Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Parent and then amended to reflect the Neutral Accountant’s resolution. The costs, fees and expenses of the Neutral Accountant shall be borne equally by the Parent and the Shareholders (and shall be satisfied by the Shareholders in the same manner as set forth in Section 2.9). To the extent, for any Tax Return described in this Section 5.6(c), the estimated or other Taxes paid prior to the Closing Date is less than the Pre-Closing Taxes (other than Taxes of the Shareholders) actually owed with respect to such Tax Return, then the Parent shall actually pay such Pre-Closing Taxes and the Shareholder Representative and the Parent shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to transfer to the Parent a number of Escrow Shares in the Escrow Fund equal to the quotient of “A” divided by “B”, where “A” equals the amount of such additional Pre-Closing Taxes for which the Shareholders are responsible as provided in this sentence, and where “B” equals the Parent Closing Trading Price (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events occurring after the Closing Date).
(d)The Company, the Parent and its Affiliates shall not amend, refile, revoke, or otherwise modify any Tax Return or Tax election of the Company with respect to any Pre-Closing Tax Period that would have the effect of increasing the Tax Liability of any of the Shareholders for any Pre-Closing Tax Period without the prior written consent of the Shareholder Representative, which consent shall not be unreasonably withheld, conditioned, or delayed.
(e)Except to the extent Parent consents in its sole discretion, (i) any Tax sharing, indemnification or allocation agreement, arrangement, practice or policy (other than leases and commercial contracts entered into in the ordinary course of business and not primarily related to Taxes) to which the Company is a party or by which it is bound shall be terminated as of the Closing Date, and the Company shall not have any liability or obligation pursuant thereto, and (ii) any powers of attorney granted by the Company relating to Tax matters shall be terminated as of the Closing Date.
(f)The Parent and the Shareholder Representative, on behalf of the Shareholders, shall cooperate, as and to the extent reasonably requested by the other party, in connection with (i) the filing of any Tax Returns of or with respect to the Company or its operations, and (ii) any audit, examination, voluntary disclosure or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment with respect to Taxes of the Company or its operations (a “Tax Contest”). Such cooperation shall include retaining and providing records and information that are reasonably relevant to any such Tax Return or Tax Contest, and, in the case of the Parent, making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Notwithstanding anything to the contrary in this Agreement, the Parent shall control the defense or resolution of any Tax Contest; provided, however, the Shareholder Representative shall be entitled to participate in the defense of such Tax Contest if it could reasonably be expected to result in an indemnifiable Loss pursuant to Article VIII and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Shareholder Representative, and Parent shall not enter into any agreement that represents a final determination of the matter without the prior written consent of the Shareholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed;
(g)To the extent permitted by Applicable Law, the taxable year of the Company shall end on and include the Closing Date. For this purpose, in the case of Taxes based on income, sales, proceeds, profits, receipts, wages, compensation or similar items and all other Taxes that are not imposed on a periodic basis, the amount of such Taxes that have accrued through the Closing Date for a Straddle Tax Period shall be deemed to be the amount that would be payable if the taxable year or period ended at the end of the day on the Closing Date based on an interim closing of the books, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions, other than with respect to property placed in service after the Closing), shall be allocated on a per diem basis. In the case of any Taxes that are imposed on a periodic basis for a Straddle Tax Period, the amount of such Taxes that have accrued through the Closing Date shall be the amount of such Taxes for the relevant period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the Straddle Tax Period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire Straddle Tax Period.
Section 5.7    Escrow Shares. The Shareholders who sign a Voting and Support Agreement shall be treated as owners of the Escrow Shares (based upon their respective Indemnity Pro Rata Percentage) held in the Escrow Fund and, to that end, the Parent shall collect all cash dividends or income earned on the Escrow Shares and, to the extent that following the date hereof there are any cash dividends or income earned (if any) on the Escrow Shares, disburse such amounts to the Shareholder Representative promptly upon payment (for the avoidance of doubt, any such cash dividends or income shall not become part of the Escrow Fund) for distribution by the Shareholder Representative to the Shareholders who sign a Voting and Support Agreement (based upon their respective Indemnity Pro Rata Percentage) and the Company shall permit the Shareholders who sign a Voting and Support Agreement to vote the Escrow Shares (based upon their respective Indemnity Pro Rata Percentage) on all matters on which holders of Parent Common Stock are entitled to vote. In the event there are any dividends on the Escrow Shares in the form of Parent Common Stock, such stock dividends shall be held in and become part of the Escrow Fund.
Section 5.8    Exclusivity. The Company agrees not to, and will cause its Subsidiary and each of its and their directors, officers, managers, members, employees, agents, consultants, lenders, financing sources, advisors and/or other Representatives, including legal counsel, accountants and financial advisors, not to, directly or indirectly (a) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than the Parent and its Affiliates and Representatives) relating to any transaction involving (i) the sale of any Equity Interests or any assets (other than the sale of inventory or obsolete equipment in the ordinary course of business) or indebtedness of the Company or its Subsidiary, (ii) any acquisition, divestiture, merger, share or unit exchange, consolidation, redemption, financing or similar transaction involving the Company or its Subsidiary or (iii) any similar transaction or business combination involving the Company or its Subsidiary (in each case, an “Acquisition Proposal”), or (b) participate in any discussion or negotiation regarding, or furnish any information with respect to, or assist or facilitate in any manner, any Acquisition Proposal or any attempt to make an Acquisition Proposal. The Company shall (and shall cause its Subsidiary to) immediately cease, and cause to be terminated, any and all contacts, discussions and negotiations with third parties regarding any of the foregoing, and the Company will notify the Parent immediately if any Person makes any proposal, offer, inquiry or contact related to an Acquisition Proposal and provide the Parent, to the extent not prohibited by any confidentiality restrictions of obligations, reasonable details thereof.
Section 5.9    Real Property Covenants. The Company and its Subsidiary shall use commercially reasonable efforts (at no material out-of-pocket cost to the Company or its Subsidiary) to assist the Parent in obtaining (i) a commitment for an ALTA Owner’s Title Insurance Policy for each Owned Real Property issued by a title insurance company satisfactory to the Parent (the “Title Company”), together with a copy of all documents referenced therein (the “Title Commitment”), (ii) a survey of each Owned Real Property, and (iii) title insurance policies in accordance with the Title Commitments, insuring the Company’s or its Subsidiary’s, as applicable, fee simple title to each Owned Real Property as of the Closing Date with gap coverage through the date of recording, subject only to Permitted Liens, in such amount as the Parent and the Company reasonably determine prior to Closing to be the fair market value of the Owned Real Property insured thereunder (the “Title Policy”). The Parent shall promptly deliver to the Company any Title Commitments received by Parent, together with a copy of all documents referenced therein, and any survey of the Owned Real Property obtained by or on behalf of the Parent. Upon the Parent’s written notice to the Company prior to the Closing identifying the lien or encumbrance, the Company and its Subsidiary shall take such reasonable actions as are necessary to remove and discharge from title to the Owned Real Property any such liens or encumbrances which are not Permitted Liens. From and after the date of this Agreement through the Closing, neither the Company nor its Subsidiary shall enter into or permit any encumbrance against title to any portion of the Owned Real Property (other than Permitted Liens) without the prior consent of the Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Upon the Parent’s written request, the Company or its Subsidiary, as applicable, shall, at no material out-of-pocket cost to the Company or its Subsidiary, request and use good faith efforts to obtain an estoppel certificate from any party to any document of record pertaining to the Real Property or otherwise materially relating to any Real Property provided such party is required to deliver an estoppel certificate under such document; and provided, further, that a return of such estoppel certificate shall not be a condition to Closing and neither the Company nor its Subsidiary shall have any liability to Parent for the failure of such party to deliver an estoppel certificate. The Company agrees to deliver or cause to be delivered to the Title Company at Closing those affidavits attached to this Agreement as Exhibit E, which affidavits shall be duly-executed by an entity acceptable to the Title Company. For the avoidance of doubt, the Parties’ obligation to close the transactions contemplated by this Agreement shall not be conditioned in any way on the issuance of the Title Policy by the Title Company. The Company and its Subsidiary shall use commercially reasonable efforts to satisfy or accomplish all requirements of policy issuance reasonably required by the Title Company of the Company or its Subsidiary to issue the Title Policy. For the avoidance of doubt, the Parties agree that in fulfilling the Company’s and its Subsidiary’s obligations under this Section 5.9, except as otherwise expressly provided in the affidavits attached to this Agreement as Exhibit E, neither the Company nor its Subsidiary shall be obligated to incur any cost, issue any indemnity or otherwise incur any Liability not otherwise already expressly set forth in this Agreement as being a cost, indemnity or Liability of the Company or its Subsidiary.
Section 5.10    NYSE Listing. The Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be listed on The New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

ARTICLE VI
CLOSING CONDITIONS
Section 6.1    Conditions Precedent to the Obligations of the Parent and Merger Sub. The obligations of the Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement is expressly subject to the satisfaction of all of the following conditions (compliance with any of which or the occurrence of any of which may be waived in whole or in part by the Parent in writing):
(a)The representations and warranties of the Company and its Subsidiary set forth in Article III (other than the Company Fundamental Representations) and the representations and warranties of each Shareholder who signs a Voting and Support Agreement set forth in each Voting and Support Agreement (other than the Shareholder Fundamental Representations), disregarding all qualifications contained therein relating to materiality, Company Material Adverse Effect or other similar materiality qualifications, references or exceptions, shall, in each case, be true and correct in all respects as of the date hereof and as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to another specified date, which representations and warranties shall be true and correct at and as of such date; except, in each case, for any inaccuracies or omissions that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)The Company Fundamental Representations and Shareholder Fundamental Representations set forth in each Voting and Support Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to another specified date, which representations and warranties shall be true and correct at and as of such date.
(c)The Company and its Subsidiary and each Shareholder who signs a Voting and Support Agreement shall have performed and complied with in all material respects each of the covenants and agreements required by this Agreement and by any Transaction Agreement to be performed by such Person on or prior to the Closing Date. The Company shall have delivered to the Parent a certificate dated as of the Closing Date and signed by an officer of the Company certifying the satisfaction of the conditions set forth in Section 6.1(a), Section 6.1(b), this Section 6.1(c) and Section 6.1(i) (the “Company Compliance Certificate”).
(d)(i) the Shareholder Consent shall have been delivered to the Parent, (ii) all Shareholders who have not signed a Voting and Support Agreement shall have delivered a duly executed letter of transmittal to the Parent (in form and substance acceptable to the Parent and the Company), and (iii) any Voting and Support Agreements delivered by Shareholders prior to Closing shall remain in full force and effect as of the Closing.
(e)Each of the Regulatory Approvals shall have been obtained and shall remain in full force and effect.
(f)No Proceeding by a third party shall have been instituted (or threatened) before any court or Governmental Authority to restrain or prohibit, or to obtain damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement.
(g)No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of any of the transactions contemplated by this Agreement.
(h)Since the date hereof, there shall not have occurred any change, event, development, condition, occurrence or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.
(i)At least three (3) Business Days before the Closing Date, each Shareholder shall have delivered to the Parent a duly completed and executed Accredited Investor Questionnaire certifying that such Shareholder is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act).
Section 6.2    Conditions Precedent to the Obligations of Company. The obligation of the Company to consummate the Merger and the other transactions contemplated by this Agreement is expressly subject to the satisfaction of all of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by the Company in writing):
(a)the representations and warranties of the Parent and Merger Sub set forth in Article IV (other than the Parent Fundamental Representations), disregarding all qualifications contained therein relating to materiality, Parent Material Adverse Effect or other similar materiality qualifications, references or exceptions, shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to another specified date, which representations and warranties shall be true and correct at and as of such date; except, in each case, for any inaccuracies or omissions that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)The Parent Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties which speak as to another specified date, which representations and warranties shall be true and correct at and as of such date.
(c)Each of the Parent and Merger Sub shall have performed and complied with in all material respects each of the covenants and agreements required by this Agreement and by and Transaction Agreement to be performed by the Parent or Merger Sub on or prior to the Closing Date. The Parent shall have delivered to the Company a certificate dated as of the Closing Date and signed by an officer of the Parent certifying the satisfaction of the conditions in Section 6.2(a), Section 6.2(b), this Section 6.2(c) and Section 6.2(g) (the “Parent Compliance Certificate”).

(d)Each of the Regulatory Approvals shall have been obtained and shall remain in full force and effect.
(e)No Proceeding by a third party shall have been instituted (or threatened) before any court or Governmental Authority to restrain or prohibit, or to obtain damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement.
(f)No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of any of the transactions contemplated by this Agreement.
(g)Since the date hereof, there shall not have occurred any change, event, development, condition, occurrence or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.
(h)The shares of Parent Common Stock issuable in connection with the Merger shall have been approved for listing on The New York Stock Exchange, subject to official notice of issuance.
Section 6.3    Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this ARTICLE VI to be satisfied if such failure was caused by the failure of such Party to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Closing.

ARTICLE VII
TERMINATION
Section 7.1    Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:
(a)by mutual written consent of the Company and the Parent;
(b)by the Company or the Parent, by written notice to the other Party, if the Closing has not occurred on or before July 12, 2025 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to either the Company, on the one hand, or the Parent or Merger Sub, on the other hand, whose material breach of any provision of this Agreement caused the failure of the Closing to have occurred by such time; provided further that if by the Outside Date all conditions set forth in Section 6.2 have been fulfilled other than receipt of the Regulatory Approvals and Parent in good faith believes, upon the advice of Parent’s counsel, that the Regulatory Approvals will be forthcoming and Parent so notifies the Company, then the Outside Date shall be automatically extended for an additional 90 days;
(c)by the Parent by written notice to the Company if: (i) the Parent is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement or by any Shareholder pursuant to the Voting and Support Agreements that would give rise to the failure of any of the conditions specified in Section 6.1 and such breach, inaccuracy or failure has not been cured on or before the Outside Date; or (ii) any of the conditions set forth in Section 6.1 shall not have been, or if it becomes reasonably apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of the Parent or Merger Sub to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by either of them prior to the Closing;
(d)by the Company by written notice to the Parent if: (i) the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.2 and such breach, inaccuracy or failure has not been cured on or before the Outside Date; or (ii) any of the conditions set forth in Section 6.2 shall not have been, or if it becomes reasonably apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; provided that if by the Outside Date all conditions set forth in Section 6.2 have been fulfilled other than receipt of the Regulatory Approvals and Parent in good faith believes, upon the advice of Parent’s counsel, that the Regulatory Approvals will be forthcoming and Parent so notifies the Company, then the Outside Date shall be automatically extended for an additional 90 days;
(e)by the Parent or the Company by written notice to the other Party in the event that (i) there shall be any Applicable Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; (ii) any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable; or (iii) any Regulatory Authority made a final, non-appealable determination that such Regulatory Authority will not issue any required Regulatory Approvals; or

(f)by the Parent upon written notice to the Company, if the Shareholder Consent is not delivered to the Parent on the day of the execution of this Agreement.
Section 7.2    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VII, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party except: (a) for those provisions in Section 5.1(a) relating to the reimbursement of Racino Expenses incurred by the Company only; (b) this Article VII and Article IX; and (c) that (i) no such termination shall relieve any Party from Liability or damages for any Fraud or any willful breach of its representations, warranties, covenants or agreements under this Agreement (which shall be deemed to include the failure of a Party to consummate the Closing following the satisfaction of all of the conditions to such Party’s obligations under Article VI as of the Closing Date) prior to the effective date of termination, and the damages recoverable by the non-breaching Party with respect thereto shall include all out-of-pocket costs and expenses incurred by such Party in connection with the transactions contemplated by this Agreement (and, in the case of Liabilities or damages payable by the Parent or Merger Sub, also would include the benefits of the transactions contemplated by this Agreement lost by the Shareholders, taking into consideration all relevant matters, including lost shareholder premium, other combination opportunities and the time value of money) and (ii) the Confidentiality Agreement and the provisions of this Section 7.2 and Article IX shall survive any such termination and remain valid and binding obligations of each of the Parties.

ARTICLE VIII
INDEMNIFICATION
Section 8.1    Survival. The representations and warranties set forth in Article III and Article IV of this Agreement and in the certificates delivered pursuant to this Agreement shall survive the Closing until 11:59 p.m. (Central time) on the date that is eighteen (18) months following the Closing Date; provided, however, that (a) the Company Fundamental Representations and the Parent Fundamental Representations shall survive the Closing until 11:59 p.m. (Central time) on the date that is seventy-two (72) months following the Closing Date, and (b) the representations and warranties in Section 3.17 (Taxes) and, to the extent related to Taxes, Section 3.15 (Employee Benefit Plans) shall survive the Closing until the date that is sixty (60) days following the expiration of the applicable statute of limitations applicable to the underlying Tax. All covenants and agreements of the Company and its Subsidiary and of Parent contained in this Agreement and the Transaction Agreements that by their terms are to be completed prior to the Closing shall terminate upon the Closing and all other covenants and agreements of the Parties contained in this Agreement and the Transaction Agreements shall survive the Closing Date in accordance with their terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the indemnified party to the indemnifying party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. For the avoidance of doubt, it is the intention of the Parties that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties under Applicable Law. For purposes of clarity, as between Parent, on the one hand, and the insurer under the R&W Insurance Policy, on the other hand, none of the terms, limitations, conditions and restrictions (including any limited survival of the representations and warranties contained herein) are intended to affect the rights of Parent under the R&W Insurance Policy, which rights shall be governed solely thereby.
Section 8.2    Indemnification of Parent; Limitations on Indemnification.
(a)Subject to the terms and conditions of this Article VIII, from and at all times after the Closing, the Parent and its Affiliates (including, after the Closing, the Surviving Corporation and its Subsidiary) and its and their respective directors, officers, employees and other Representatives (collectively, the “Parent Indemnified Parties”), shall be indemnified and held harmless from and against any and all Losses paid, incurred, suffered or sustained by the Parent Indemnified Parties, or any of them (regardless of whether or not such Losses arise out of or result from any third party claims), directly or indirectly, resulting from, arising out of, relating to, in the nature of, or caused by:
(i)any breach of, or inaccuracy in, any representation or warranty of the Company or its Subsidiary (other than the Company Fundamental Representations) contained in this Agreement;
(ii)any breach of, or inaccuracy in, any Company Fundamental Representations contained in this Agreement;
(iii)any breach of or failure to perform any covenant or agreement of the Company or its Subsidiary required to be performed prior to the Closing;
(iv)any claim by any Shareholder or former equityholder of the Company of a breach of fiduciary duty or otherwise by the directors and officers of the Company in connection with the approval of this Agreement and the transactions contemplated hereby;
(v)any Indebtedness or any Transaction Expenses of the Company or its Subsidiary, to the extent not included in the calculation of Adjusted Closing Cash, as finally determined in accordance with Section 2.9;
(vi)[Reserved];
(vii)any Pre-Closing Taxes;
(viii)any assertion or recovery by any Shareholder of the fair value, interest, and expenses or other amounts pursuant to appraisal rights exercised or purportedly exercised pursuant to the IBCA (it being understood that any Losses relating thereto shall not include the pro rata share of the

Aggregate Merger Shares such asserting or recovering Shareholder would have received pursuant to this Agreement), including, for the avoidance of doubt, all reasonable and documented fees and expenses of attorneys, accountants, financial advisors and other experts and other expenses of the Parent and its Affiliates incurred in contesting the foregoing;
(ix)any of the matters set forth on Schedule 8.2(a)(ix); and
(x)that certain matter set forth on Schedule 8.2(a)(x).
(b)Notwithstanding anything to the contrary set forth herein, from and after the Closing:
(i)With respect to the matters described in Section 8.2(a)(i), the Parent Indemnified Parties will not be entitled to indemnification hereunder unless and until the aggregate amount of any such Losses exceeds $131,250.00 (the “Basket”), after which point the Parent Indemnified Parties will be entitled to indemnification hereunder from and against all Losses exceeding the Basket; provided, that the foregoing limitations shall not apply in respect of any claims or Losses relating to or arising out of (x) the representations and warranties in Section 3.17 (Taxes) and, to the extent related to Taxes, Section 3.15 (Employee Benefit Plans), (y) any Company Fundamental Representations or (z) Fraud.
(ii)With respect to the matters described in Section 8.2(a)(i), the Parent Indemnified Parties will not be entitled to indemnification hereunder for any such Losses in excess of (i.e., their maximum recovery for such Losses shall not exceed) $131,250.00 (the “Cap”); provided, that the foregoing limitations shall not apply in respect of any claims or Losses relating to or arising out of (x) the representations and warranties in Section 3.17 (Taxes) and, to the extent related to Taxes, Section 3.15 (Employee Benefit Plans), (y) any Company Fundamental Representations or (z) Fraud.
(iii)Except in the case of Fraud, with respect to the matters described in Section 8.2(a)(i) (but solely as it relates to the representations and warranties in Section 3.17 (Taxes) and, to the extent related to Taxes, Section 3.15 (Employee Benefit Plans)) and Sections 8.2(a)(ii) through (x), the right of the Parent Indemnified Parties to recover for any indemnifiable Losses shall be limited to the total number and amount of the Aggregate Merger Shares (including, for the avoidance of doubt, any Escrow Shares remaining on deposit in the Escrow Fund).

(iv)With respect to the matters set forth on Schedule 8.2(a)(ix), the Parent Indemnified Parties will not be entitled to indemnification hereunder for any such Losses in excess of (i.e., their maximum recovery for such Losses shall not exceed) $500,000.00.
(v)Any and all amounts payable to, or recoverable by, a Parent Indemnified Party as a result of any Losses arising under Section 8.2(a) for breaches of, or inaccuracies in, representations and warranties shall, subject to the limitations set forth in this Section 8.2(b), be satisfied as follows: (A) with respect to a claim for indemnification under Section 8.2(a)(i) (other than the representations and warranties in Section 3.17 (Taxes) and, to the extent related to Taxes, Section 3.15 (Employee Benefit Plans)), (x) first, against any Escrow Shares available under the Escrow Fund (but not to exceed the Cap), and (y) second, by pursuing the Parent’s rights under the R&W Insurance Policy, and (B) with respect to a claim for indemnification under Section 8.2(a)(ii) and Section 8.2(a)(i) (but solely as it relates to the representations and warranties in Section 3.17 (Taxes) and, to the extent related to Taxes, Section 3.15 (Employee Benefit Plans)) (1) first, against any Escrow Shares available under the Escrow Fund (but such recovery against the Escrow Fund not to exceed the Cap), and (2) second, by pursuing the Parent’s rights under the R&W Insurance Policy to the extent that coverage is available under the R&W Insurance Policy, and (3) third, to the extent the Parent is denied coverage, or coverage in unavailable, under the R&W Insurance Policy (including by reason of the retention under the R&W Insurance Policy), by surrender and transfer to the Parent of shares of Parent Common Stock then held by those Shareholders who sign a Voting and Support Agreement (or their permitted transferees).
(vi)Any and all amounts payable to, or recoverable by, a Parent Indemnified Party as a result of any Losses arising under Section 8.2(a) that are not breaches of, or inaccuracies in, representations and warranties shall, subject to the limitations set forth in this Section 8.2(b), be satisfied as follows: (A) first, by seeking recovery against any Escrow Shares remaining on deposit in the Escrow Fund, and (B) second, by surrender and transfer to the Parent of shares of Parent Common Stock then held by those Shareholders who sign a Voting and Support Agreement (or their permitted transferees).
(vii)Except in the case of Fraud, no Parent Indemnified Party shall have any right to indemnification under Sections 8.2(a)(iii) through 8.2(a)(x) after the fifth (5th) anniversary of the Closing Date.

Section 8.3    Calculation and Determination of Losses; Claim Procedures; Release of Escrow Shares.
(a)The Parties acknowledge and agree that for the purpose of determining whether there has been any breach of, or inaccuracy in, any representation or warranty, and for purposes of determining the amount of any Losses with respect thereto to which any Person is entitled pursuant to this Article VIII, no effect shall be given to any “Company Material Adverse Effect”, “Parent Material Adverse Effect”, and other qualifications based on the word “material” or similar phrases contained in the representations and warranties contained in this Agreement (other than the term “Material Contract”), and the representations and warranties contained in this Agreement shall be read as if such terms and phrases were not included in them.
(b)The representations and warranties contained in this Agreement and in the Voting and Support Agreements shall not be affected or deemed waived by reason of any investigation made by or on behalf of any other Party (including by any of its Representatives) or by reason of the fact that such Party or any of its Representatives knew or should have known that any such representation or warranty is or might be inaccurate.
(c)With respect to indemnification obligations arising under any of Section 8.2(a)(iii) through Section 8.2(a)(ix), the term “Losses” shall not include any consequential, incidental, indirect, special, or exemplary damages, except to the extent any such damages are imposed against, or paid by, an indemnified party pursuant to a third-party claim. With respect to indemnification obligations arising under Section 8.2(a)(x) the term “Losses” shall be inclusive of any consequential, incidental, indirect, special or exemplary damages imposed against, or paid by, an indemnified party.
(d)In the event any Parent Indemnified Party is entitled to be indemnified under this Article VIII, the Parent shall, as soon as reasonably practicable, give written notice thereof to the Shareholder Representative, indicating, with reasonable specificity to the extent reasonably practicable, the nature of such claim, the basis therefor and the basis for the Parent Indemnified Party’s right of indemnification hereunder, a copy of any documentation received from any third party that is directly related to such claim and a reasonable estimate of the amount and calculation of the Losses for which the Parent or the Parent Indemnified Party is entitled to indemnification under this Article VIII, and the Parent shall thereafter promptly deliver to the Shareholder Representative any other information or documentation related to the foregoing reasonably requested by the Shareholder Representative. Notwithstanding anything herein to the contrary, in the event any Parent Indemnified Party delivers written notice to the Shareholder

Representative of a potential claim for indemnification with respect to the matter described in Section 8.2(a)(x), the Shareholder Representative (on behalf of the Shareholders) shall have the right, exercised by delivery by the Shareholder Representative of written notice to the Parent, to assume and control the defense of such claim by counsel chosen and engaged by the Shareholder Representative, and the Parent Indemnified Parties shall cooperate in good faith in such defense. The Parent Indemnified Parties shall have the right to participate in the defense of any such claim with counsel selected by the Parent Indemnified Parties subject to the Shareholder Representative’s right to control the defense thereof. The fees and disbursements of such counsel selected by the Parent Indemnified Parties shall be at the expense of the Parent Indemnified Parties, and the fees and disbursements of such counsel selected by the Shareholder Representative shall be at the expense of the Shareholders who are parties to Voting and Support Agreements. If the Shareholder Representative fails to notify the Parent (within thirty (30) days of receipt by the Shareholder Representative of the notice of a potential claim for indemnification with respect to the matter described in Section 8.2(a)(x)) in writing of the Shareholder Representative’s election to defend as provided in this Agreement, the Parent Indemnified Party may, subject to this Section 8.3 and the other limitations set forth in this Article VIII, assume the defense of such claim by counsel chosen and engaged by the Parent Indemnified Party. The Parent shall not settle (or permit any other Parent Indemnified Party to settle) any third-party claim for which indemnification is being sought hereunder without the prior written consent of the Shareholder Representative (which consent shall not be unreasonably withheld, conditioned, or delayed), and, if applicable, the Shareholder Representative shall not settle (and shall take commercially reasonable actions to prevent any Shareholder from settling) any third-party claim with without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned, or delayed). If the Shareholder Representative disputes any such indemnification claim, the Shareholder Representative and the Parent shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations between the Shareholder Representative and the Parent, the Parent and any other Parent Indemnified Party may pursue any such remedies available to them pursuant to, on the terms of and subject to the provisions of, this Agreement. Once the amount of a Loss is either (x) agreed to in writing by the Shareholder Representative and the Parent, or (y) finally adjudicated to be payable pursuant to this Article VIII, then:
(i)in the event Escrow Shares remaining in the Escrow Fund are used to cover such Losses in accordance with Section 8.2(b), then, not later than two (2) Business Days thereafter, the Shareholder Representative and the Parent shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to transfer to the Parent a number of Escrow Shares in the Escrow Fund (rounded down to the nearest whole share) equal to the quotient of “A” divided by “B”, where “A” equals the amount such Loss, and where “B” equals the Parent Closing Trading Price (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events occurring after the Closing Date); and
(ii)in the event those Shareholders who sign a Voting and Support Agreement are required to surrender and transfer shares of Parent Common Stock to the Parent in accordance with Section 8.2(b), then, not later than two (2) Business Days thereafter, those Shareholders who sign a Voting and Support Agreement shall (or, if applicable, shall cause their permitted transferees to) surrender and transfer (whether via the Transfer Agent or otherwise) to the Parent a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the quotient of “A” divided by “B”, where “A” equals the amount such Loss, and where “B” equals the Parent Closing Trading Price (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events occurring after the Closing Date).
e.On the twenty four (24)-month anniversary of the Closing Date, the Parent and the Shareholder Representative shall provide joint written instructions to the Escrow Agent directing the Escrow Agent to transfer to the Shareholders who sign a Voting and Support Agreement (based upon their respective Indemnity Pro Rata Percentage) any Escrow Shares then remaining in the Escrow Fund and not subject to any then pending unresolved indemnification claims (and any Escrow Shares then remaining in the Escrow Fund that are subject to any then pending unresolved indemnification claims shall remain in the Escrow Fund until such claims are finally resolved as provided for in this Article VIII and until thereafter distributed to the Shareholders who sign a Voting and Support Agreement or the Parent as provided for in the Escrow Agreement).
Section 8.4    Indemnification of Shareholders; Limitations on Indemnification.
(a)Subject to the terms and conditions of this Article VIII, from and at all times after the Closing, the Shareholders shall be indemnified and held harmless from and against any and all Losses paid, incurred, suffered or sustained by the Shareholders (regardless of whether or not such Losses arise out of or result from any third party claims), directly or indirectly, resulting from, arising out of, relating to, in the nature of, or caused by:

(i)any breach of, or inaccuracy in, any representation or warranty of the Parent or Merger Sub (other than the Parent Fundamental Representations) contained in this Agreement;
(ii)any breach of, or inaccuracy in, any Parent Fundamental Representations contained in this Agreement; and
(iii)any breach of or failure to perform any covenant or agreement of the Parent or Merger Sub contained in this Agreement.
(b)Notwithstanding anything to the contrary set forth herein, from and after the Closing:
(i)With respect to the matters described in Section 8.4(a)(i), the Shareholders will not be entitled to indemnification hereunder unless and until the aggregate amount of any such Losses exceeds the Basket, after which point the Shareholders will be entitled to indemnification hereunder from and against all Losses exceeding the Basket; provided, that the foregoing limitations shall not apply in respect of any claims or Losses relating to or arising out of (x) any Parent Fundamental Representations or (y) Fraud.
(ii)With respect to the matters described in Section 8.4(a)(i), the Shareholders will not be entitled to indemnification hereunder for any such Losses in excess of (i.e., their maximum recovery for such Losses shall not exceed) the Cap; provided, that the foregoing limitations shall not apply in respect of any claims or Losses relating to or arising out of (x) any Parent Fundamental Representations or (y) Fraud.
(iii)Except in the case of Fraud, with respect to the matters described in Section 8.4(a)(ii) and Section 8.4(a)(iii), the aggregate maximum liability of the Parent shall be limited to the total number and amount of the Aggregate Merger Shares.
c.In the event any of the Shareholders are entitled to be indemnified under this Article VIII, the Shareholder Representative shall, as soon as reasonably practicable, give written notice thereof to the Parent, indicating, with reasonable specificity to the extent reasonably practicable, the nature of such claim, the basis therefor and the basis for the Shareholders’ right of indemnification hereunder, a copy of any documentation received from any third party that is directly related to such claim and a reasonable estimate of the amount and calculation of the Losses for which the Shareholders are entitled to indemnification under this Article VIII, and the Shareholder Representative shall thereafter promptly deliver to the Parent any other information or documentation related to the foregoing reasonably requested by the Parent. If the Parent disputes any such indemnification claim, the Shareholder Representative and the Parent shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations between the Shareholder Representative and the Parent, the Shareholders may pursue any such remedies available to them pursuant to, on the terms of and subject to the provisions of, this Agreement. The Shareholder Representative shall not settle (and shall take commercially reasonable actions to prevent any Shareholder from settling) any third-party claim without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned, or delayed). Once the amount of a Loss is either (x) agreed to in writing by the Shareholder Representative and the Parent, or (y) finally adjudicated to be payable pursuant to this Article VIII, then, not later than two (2) Business Days thereafter, the Parent shall cause the Transfer Agent to register, in uncertificated book-entry form, an additional number of shares of Parent Common Stock to the Shareholders (based upon their respective Ownership Interest) equal to the quotient of “A” divided by “B”, where “A” equals the amount such Loss, and where “B” equals the Parent Closing Trading Price (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events occurring after the Closing Date). The Parent shall deliver to the Shareholder Representative an e-mail confirmation from the Transfer Agent confirming such issuance and registration. No fractional shares of Parent Common Stock shall be issued to any Shareholder; instead, after aggregating all shares of Parent Common Stock issuable to such Shareholder, such number shall be rounded down to the nearest whole share.
Section 8.5    Other Recoveries. The amount of any Losses subject to indemnification under this Article VIII shall be net of any amounts actually recovered by the indemnified party or its Affiliates under applicable insurance policies (including from the R&W Insurance Policy) or from any other Person alleged to be responsible therefor (net of any out-of-pocket expenses incurred by such indemnified party in collecting such amount, including any deductible amount paid by such indemnified party or increased cost of insurance in connection with such insurance recovery).
Section 8.6    Mitigation. Each indemnified party shall use commercially reasonable efforts to mitigate to the extent required by Applicable Law any Losses for which such indemnified party seeks indemnification under this Agreement.
Section 8.7    Change in Control. In the event of a Parent Change in Control, the Parent Indemnified Parties’ rights to indemnification in this Section 8.2(a) shall, subject to the same terms, conditions and limitations set forth in this Article VIII but in lieu of shares of Parent Common Stock, be satisfied by the kind and amount of shares of stock or other securities or property (including cash) received by the Shareholders who sign a Voting and Support Agreement upon such Parent Change in Control event as if such shares of stock or other securities or property (including cash) were Parent Common Stock for purposes of this Article VIII; provided that any such cash exposure shall be reduced for each Shareholder who signs a Voting and Support Agreement by ten percent (10%) beginning on the first day of each calendar quarter following the second (2nd ) anniversary of the Closing Date.
Section 8.8    Exclusive Remedies. Subject to and other than as set forth in Section 2.9 and Section 9.9, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for monetary damages or other Losses for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in this Article VIII. For the avoidance of doubt, but at all times subject to Section 8.7, the sole source of recovery for indemnification hereunder (whether under Section 8.2(a) or Section 8.4(a)) shall be in the form of shares of Parent Common Stock (and, in the case of recovery by the Parent Indemnified Parties, shall be limited to the Parent Common Stock then held by those Shareholders who sign a Voting and Support Agreement). Notwithstanding the foregoing, nothing in this Agreement shall limit the liability of an indemnifying party (and this Article VIII shall not be the sole and exclusive remedy in respect of such indemnifying party) in connection with a claim based on Fraud.
Section 8.9    Shareholder Approval. By executing and delivering a Voting and Support Agreement to the Parent, a Shareholder will be deemed to have approved of and consented to the terms and provisions of this Article VIII and the appointment of Shareholder Representative pursuant to Section 9.12.

ARTICLE IX
MISCELLANEOUS
Section 9.1    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by any Party (or by the Shareholder Representative) without the prior written consent of the other Parties (or, in the case of an attempted assignment by Shareholder Representative, without the prior written consent of the Parent). This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person (other than the Shareholders and their heirs and personal representatives as set forth in the following sentence) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, each of the Shareholders who sign and deliver a Voting and Support Agreement shall be express third-party beneficiaries of this Agreement and shall be entitled to the benefits of, and to enforce against the Parent, the covenants and agreements to be performed by the Parent and Merger Sub under this Agreement to the same extent as if such Shareholders were a party to this Agreement (provided that nothing in this Section 9.1 shall limit the protections afforded the Shareholders as a Related Party under Section 9.11).

Section 9.2    Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if personally delivered; (b) when transmitted if transmitted by electronic or digital transmission method (including by e-mail transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; (c) the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and (d) upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice will be sent to:
if to the Company (prior to the Closing):
Fairmount Holdings, Inc.
Attention: Robert V. Vitale
2503 South Hanley Road
St. Louis, Missouri 63144
Email: rob.vitale@postholdings.com
with a copy (which shall not constitute notice) to:
Lewis Rice LLC
600 Washington Avenue, Suite 2500
St. Louis, Missouri 63101
Attention: Tom W. Zook
E-mail: tzook@lewisrice.com

if to the Shareholder Representative:
Robert V. Vitale
2503 South Hanley Road
St. Louis, Missouri 63144
Email: rob.vitale@postholdings.com

with a copy (which shall not constitute notice) to:
Lewis Rice LLC
600 Washington Avenue, Suite 2500
St. Louis, Missouri 63101
Attention: Tom W. Zook
E-mail: tzook@lewisrice.com

if to the Parent or Merger Sub:

Accel Entertainment LLC
c/o Accel Entertainment, Inc.
140 Tower Drive

Burr Ridge, Illinois 60527
Attention: Derek Harmer; John Lee
Email: derekh@accelentertainment.com; john.lee@accelentertainment.com with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
444 West Lake Street
Chicago, Illinois 60606
Attention: Eric Orsic
Email: eorsic@mwe.com
or to such other place and with such other copies as any Party may designate as to itself by written notice to the others.
Section 9.3    Disclosure Schedules. The Company and the Parent have set forth information on the Company Disclosure Schedules and the Parent Disclosure Schedules, respectively, in each case in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Company Disclosure Schedules or the Parent Disclosure Schedules, as the case may be, need not be set forth in any other section thereof so long as its relevance to such other section of the Company Disclosure Schedule or the Parent Disclosure Schedules, as applicable, or section of this Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The Parties acknowledge and agree that (a) the Company Disclosure Schedules may include certain items and information solely for informational purposes for the convenience of the Parent, (b) the Parent Disclosure Schedules may include certain items and information solely for informational purposes for the convenience of the Company, and (c) the disclosure by the Company of any matter in the Company Disclosure Schedules, or by the Parent of any matter in the Parent Disclosure Schedules shall not be deemed to constitute an acknowledgment by the Company or the Parent, as applicable, that the matter is required to be disclosed by the terms of this Agreement or that the matter is material or outside the ordinary course of business.
Section 9.4    Choice of Law; Venue and Forum.
(a)All matters relating to or arising out of this Agreement or any transactions contemplated by this Agreement and the rights of the Parties (including the Shareholder Representative) (whether sounding in contract, tort, or otherwise) shall be governed by and construed and interpreted under the laws of the State of Delaware without regard to conflicts of laws principles that would require the application of any other law.
(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR

THEREBY MAY BE INSTITUTED IN THE COURTS OF THE STATE OF ILLINOIS, OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, AND EACH PARTY (INCLUDING THE SHAREHOLDER REPRESENTATIVE) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S (AND THE SHAREHOLDER REPRESENTATIVE’S) ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES (INCLUDING THE SHAREHOLDER REPRESENTATIVE) IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)EACH PARTY (AND THE SHAREHOLDER REPRESENTATIVE) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (AND THE SHAREHOLDER REPRESENTATIVE) CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.4(c).
Section 9.5    Entire Agreement; Amendments and Waivers. This Agreement, the other Transaction Agreements and the other documents to be entered into or executed by the Parties (including the Shareholder Representative) in connection with this Agreement, together with all Exhibits and Schedules hereto and thereto (including the Company Disclosure Schedules and the

Parent Disclosure Schedules), constitute the entire agreement among the Parties (including the Shareholder Representative) pertaining to the subject matter of such agreements and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties (including the Shareholder Representative). This Agreement may not be amended except by an instrument in writing signed by the Parent, the Company and the Shareholder Representative. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 9.6    Counterparts; PDF. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by electronic mail, and an electronic (PDF) copy of this Agreement or of a signature of a Party (including the Shareholder Representative) shall be effective as an original.
Section 9.7    Expenses. Each Party (including the Shareholder Representative) shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement, the Transaction Agreements and to any action taken by such Party in preparation for carrying this Agreement into effect, whether or not the Closing shall have occurred.
Section 9.8    Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Applicable Law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
Section 9.9    Specific Performance. Each of the Parties acknowledge that the rights of each Party to consummate the transactions contemplated by this Agreement are unique and recognize and affirm that in the event of a breach or threatened breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive or other equitable relief (without posting of bond or other security), and that each Party’s right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement.
Section 9.10    Confidentiality. Each of the Parties (including the Shareholder Representative) hereby agrees to treat and hold as confidential all of the terms and conditions of this Agreement, the transactions contemplated by this Agreement and the other Transaction Agreements; provided, however, that (a) each Party (including the Shareholder Representative) may disclose such information to its legal counsel, accountants, financial planners and/or other advisors on an as-needed basis so long as any such Person is bound by a confidentiality obligation with respect thereto and (b) the Parent (and its Affiliates and Representatives) may make any public statement with respect to the anticipated effect of the transactions contemplated by this Agreement on the Parent’s business and its financial projections, with investors, analysts and financing sources, including on its periodic earnings calls and in any “road show”, and any public disclosure as required by the United States Securities and Exchange Commission, Financial Industry Regulatory Authority or other Governmental Authority as the Parent may reasonably determine without prior consultation with any other Party or the Shareholder Representative.
Section    9.11    No Recourse. Except as set forth in the proviso below, any former, current and future direct or indirect equity holders, controlling Persons, directors, officers, employees, consultants, shareholders, members, general or limited partners, Affiliates, representatives, and each of their respective successors and assigns (each, a “Related Party”) of any Party and any Related Party of a Related Party shall not have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities or any omission from any of the representations, warranties, covenants, agreements, obligations or liabilities of any Party or of or for any Proceeding based on, in respect of, or by reason of, any of the transactions contemplated by this Agreement (including the breach, termination or failure to consummate the transaction contemplated by this Agreement), in each case whether based on Contract, tort, fraud, strict liability, other Applicable Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a Party or another Person or otherwise; provided, however, that nothing in this Section 9.11 shall limit or waive any obligations or liabilities (i) set forth in this Agreement or any Transaction Agreement (to the extent applicable) of any Party or the Shareholder Representative, or (ii) set forth in a Voting and Support Agreement of any Shareholder who signs a Voting and Support Agreement.
Section 9.12    Shareholder Representative.
(a)Designation. Effective as of the date hereof and without further act of any Shareholder, the Shareholder Representative is hereby designated and shall serve as the representative, agent and attorney-in-fact for each Shareholder to take any and all actions on behalf of the Shareholders pursuant to this Agreement, the Escrow Agreement and any agreements ancillary thereto, including in connection with the determination of the Aggregate Merger Shares and the related disbursements from escrow. Without limiting the generality of the foregoing, the

Shareholder Representative has full and exclusive power and authority, on behalf of each Shareholder and such Shareholder’s successors and assigns, to: (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by the Shareholders in connection herewith, including the Escrow Agreement, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments, and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement and the Escrow Agreement, (iii) receive service of process in connection with any claims under this Agreement or the Escrow Agreement, (iv) agree to, negotiate, enter into settlements and compromises of, assume the defense of claims, comply with orders of courts with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) authorize delivery to the Parent of the Escrow Shares or any portion thereof in satisfaction of claims brought by the Parent for Losses, (vii) object to such deliveries, (viii) distribute the Escrow Shares, (ix) assert the attorney-client privilege on behalf of the Shareholders with respect to any communications that relate in any way to the transactions contemplated hereby, (x) deliver to the Parent any and all Transaction Agreements executed by the Shareholders and deposited with the Shareholder Representative, upon the Shareholder Representative’s determination that the conditions to Closing have been satisfied or waived and (xi) take all actions necessary or appropriate in the judgment of the Shareholder Representative on behalf of the Shareholders in connection with this Agreement and the Escrow Agreement. Notwithstanding anything to the contrary herein, in the event of a claim hereunder against a single Shareholder, and not all Shareholders, such affected Shareholder shall be entitled to control the defense of such claim. No bond shall be required of the Shareholder Representative.
(b)Authority. The Parent shall be entitled to rely on any decision, act, consent or instruction taken by the Shareholder Representative, on behalf of the Shareholders (each, an “Authorized Action”), and each Authorized Action shall be binding on each Shareholder as fully as if such Person had taken such Authorized Action.
(c)Duties of Shareholder Representative. The Shareholder Representative shall have only the duties expressly stated in this Agreement, the Escrow Agreement and any agreements ancillary thereto, and shall have no other duty, express or implied. The Shareholder Representative is not, by virtue of serving as the Shareholder Representative, a fiduciary of the Shareholders or any other Person. The Shareholder Representative has no personal responsibility or liability for any representation, warranty or covenant of the Shareholders.

(d)Replacement of Shareholder Representative. If the Shareholder Representative resigns or is otherwise unable or unwilling to serve in such capacity, then the Shareholders that hold a majority of the shares of common stock of the Company outstanding immediately preceding the Closing will appoint a new Person to serve as the Shareholder Representative and will provide prompt written notice thereof to the Parent. Until notice of the Shareholder Representative’s resignation is received, the Parent will be entitled to rely on the actions and statements of the previous Shareholder Representative.

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IN WITNESS WHEREOF, the Parties (including the Shareholder Representative) have caused this Agreement and Plan of Merger to be duly executed and delivered as of the day and year first above written.
MERGER SUB:

FAIRMOUNT MERGER SUB, INC.

By: /s/ Andrew Rubenstein
Name: Andrew Rubenstein
Title: President and Chief Executive Officer

PARENT:

ACCEL ENTERTAINMENT, INC.

By: /s/ Andrew Rubenstein
Name: Andrew Rubenstein
Title: President and Chief Executive Officer

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IN WITNESS WHEREOF, the Parties (including the Shareholder Representative) have caused this Agreement and Plan of Merger to be duly executed and delivered as of the day and year first above written.

COMPANY:

FAIRMOUNT HOLDINGS, INC.

By: /s/ Robert. V. Vitale
Name: Robert V. Vitale
Title: Secretary

SHAREHOLDER REPRESENTATIVE:

By: /s/ Robert V. Vitale
Name: Robert V. Vitale